Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUALITY SYSTEMS, INC.,

ENGAGE MERGER SUB, INC.,

ENTRADA, INC.

AND

FCA VENTURE PARTNERS V, LP,

AS THE COMPANY STOCKHOLDERS’ REPRESENTATIVE

(FOR THE LIMITED PURPOSES DESCRIBED HEREIN)

Dated as of April 11, 2017

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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Annex

Annex I	Example Calculation

Exhibits

Exhibit A	-	Escrow Agreement
Exhibit B	-	Paying Agent Agreement
Exhibit C	-	Certificate of Merger
Exhibit D	-	Restated Charter
Exhibit E	-	Letter of Transmittal

Schedules

Company Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 11, 2017, by and among Quality Systems, Inc., a California corporation (“Parent”), Engage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Entrada, Inc., a Delaware corporation (the “Company”), and FCA Venture Partners V, LP, solely in its capacity as representative of the Equity Holders as set forth in this Agreement (the “Company Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Company and Merger Sub have (i) determined that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein in accordance with the DGCL and their respective charters and bylaws;

WHEREAS, the boards of directors of each of the Company and the Merger Sub have determined to recommend to their respective stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company has delivered to Parent contemporaneously with the execution and delivery of this Agreement, one or more written consents representing the Company Stockholder Approval (as defined herein), which Company Stockholder Approval will be effective as of immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL (the “Stockholder Consent”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Key Employee is entering into an employment arrangement with the Company (collectively, the “Employment Arrangements”), which shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Accounting Arbitrator” means Crowe Horwath LLP, or such other independent regionally recognized accounting firm mutually designated in writing by Parent and the Company Stockholders’ Representative.

“Actual Cash” has the meaning ascribed to it in Section 2.5(b).

“Actual Closing Consideration” means an amount in cash (as finally determined in accordance with Section 2.5(c)(i), Section 2.5(c)(ii) or Section 2.5(c)(iii)) equal to (i) the Net Purchase Price, minus (ii) the amount of Actual Indebtedness, plus (iii) the amount of Actual Net Working Capital, if such amount is a positive number, minus (iv) the amount of Actual Net Working Capital, if such amount is a negative number, plus (v) the amount of Actual Cash, minus (vi) the amount of Actual Company Transaction Expenses.

“Actual Company Transaction Expenses” has the meaning ascribed to it in Section 2.5(b).

“Actual Indebtedness” has the meaning ascribed to it in Section 2.5(b).

“Actual Net Working Capital” has the meaning ascribed to it in Section 2.5(b).

“Affidavit of Lost Certificate” has the meaning ascribed to it in Section 3.6(g).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person, and “controlled by”, and “under common control with” shall have correlative meanings.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Allocation Statement” means a certificate, which shall be dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, duly executed by the Chief Executive Officer of the Company, setting forth all of the following information (to be set forth on an accompanying spreadsheet), as of immediately prior to the Closing: (i) the names, addresses of record and, if applicable, wiring instructions of all of the Equity Holders, (ii) the number of shares of Common Stock (including Restricted Stock Awards), Preferred Stock (for each series thereof), and Warrants held by each Equity Holder (including the exercise price per share of each Warrant and the number, class and series of shares of Company Capital Stock subject to each Warrant), (iii) the Series A Liquidation Preference Amount and the Series B

Liquidation Preference Amount, (iv) the amount of Estimated Closing Consideration payable to each Equity Holder (reduced by the aggregate amount of all principal and accrued but unpaid interest owed by such Equity Holder to the Company), (v) the Pro Rata Share of and the amount of Warrant Closing Consideration payable to each Equity Holder and whether Taxes are to be withheld from such consideration (and the amount of such Taxes), (vi) with respect to each Equity Holder, the Escrow Amount and Sales Tax Escrow Amount attributable to such Equity Holder and (vii) a detailed description of any amounts owed by each Equity Holder to the Company.

“Audited Financial Statements” has the meaning ascribed to it in Section 4.5(a).

“Balance Sheet Date” has the meaning ascribed to it in Section 4.5(a).

“Basket” has the meaning ascribed to it in Section 10.3(a).

“Business” has the meaning ascribed to it in Section 4.1(a).

“Business Day” means any day other than a Saturday or a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Bylaws” has the meaning ascribed to it in Section 2.7.

“Cash” means all unrestricted cash and cash equivalents of the Company, determined in accordance with GAAP, as of 11:59 p.m. Eastern Time on the Closing Date, minus the aggregate amount of all outstanding and unpaid checks issued by or on behalf of the Company or the Company Subsidiary.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of July 22, 2011, as amended by that Certificate of Amendment, dated September 26, 2012, and that Certificate of Amendment, dated November 1, 2013, and that Certificate of Amendment, dated June 26, 2014.

“Certificate of Merger” has the meaning ascribed to it in Section 2.3.

“Certificates” has the meaning ascribed to it in Section 3.6(b).

“Claim Notice” has the meaning ascribed to it in Section 10.2(c).

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Closing Indebtedness” has the meaning ascribed to it in Section 2.4(a).

“Closing Statement” has the meaning ascribed to it in Section 2.5(a).

“Closing Stockholder Approval” means the affirmative vote of (a) holders of 75% of all outstanding shares of Common Stock and Preferred Stock (on an as-converted basis), voting together as a single class, and (b) holders of 75% of all outstanding shares of Series A

Preferred Stock and Series B Preferred Stock, voting together as a separate class, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Common Stock Merger Consideration” has the meaning ascribed to it in Section 3.1(c).

“Common Stock Per Share Escrow Value” means an amount in cash equal to (i) the Distributed Escrow Amounts, if any, divided by (ii) the Fully-Diluted Common Stock.

“Common Stock Per Share Value” means an amount in cash equal to (i) (a) the Estimated Closing Consideration, plus (b) the aggregate amount of the per share exercise price of all in-the-money Warrants issued and outstanding as of immediately prior to the Effective Time, minus (c) the Series A Liquidation Preference Amount, minus (d) the Series B Liquidation Preference Amount, divided by (ii) the Fully-Diluted Common Stock.

“Common Warrant” means each unexpired and unexercised warrant that represents the right to acquire shares of Common Stock.

“Company” has the meaning ascribed to it in the Preamble hereto.

“Company 401(k) Plan” has the meaning ascribed to it in Section 6.14(a).

“Company Capital Stock” means the Common Stock and the Preferred Stock.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company to Parent prior to the execution of this Agreement and dated as of the date hereof.

“Company Financial Statements” has the meaning ascribed to it in Section 4.5(a).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or jointly with any other Person) or licensed to, the Company or the Company Subsidiary, or used or held for use by the Company or the Company Subsidiary in the conduct of Company’s business, presently or at any time in the past.

“Company Licensed IP” means all Intellectual Property licensed to the Company or the Company Subsidiary, or otherwise used by the Company or the Company Subsidiary with the consent of another Person, as of the date of this Agreement.

“Company Organizational Documents” means the Certificate of Incorporation and the bylaws of the Company.

“Company Owned IP” means all Intellectual Property owned or purported to be owned, in whole or jointly with any other Person, by the Company or the Company Subsidiary as of the date of this Agreement.

“Company Parties” has the meaning ascribed to it in Section 11.15.

“Company Software” means any Software owned or purported to be owned by the Company or the Company Subsidiary (in whole or jointly with any other Person), or licensed to the Company or the Company Subsidiary on an exclusive basis, including (i) any Software products or services sold, licensed, distributed or otherwise provided by the Company or the Company Subsidiary to any other Person and (ii) any Software under development by the Company or the Company Subsidiary, in each case, to the extent owned or purported to be owned by, or exclusively licensed to, Company.

“Company Stock Plan” means the Entrada Inc. 2010 Stock Incentive Plan, as amended.

“Company Stockholder Approval” means the affirmative vote of (a) holders of a majority of all outstanding shares of Common Stock and Preferred Stock (on an as-converted basis), voting together as a single class, and (b) holders of at a majority of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class.

“Company Stockholders” means the holders of Common Stock and the holders of Preferred Stock as of immediately prior to the Effective Time.

“Company Stockholders’ Representative” has the meaning ascribed to it in the Preamble.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company, the Company Subsidiary or any Equity Holders (to the extent that the Company or the Company Subsidiary is responsible for the payment thereof) in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby), or relating to transaction bonuses that are required to be paid at the Closing (including under Transaction Bonus Arrangements), in each case, that have not been paid as of the Closing, including (i) all brokers’ or finders’ fees, (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other representatives, (iii) all sale, transaction, change-of-control, “stay-around,” retention, incentive, compensation, severance or similar bonuses or payments (plus any associated withholding taxes or any Taxes required to be paid by the Company or the Company Subsidiary with respect thereto or with respect to any Restricted Stock Award) paid or payable, whether immediately or in the future, as a result of or in connection with the transactions contemplated hereby (including any such amounts payable to any employee, director or consultant of the Company at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), including any amounts payable under the Company’s management bonus plan and including the payments set forth on Schedule 1.1-A of the Company Disclosure Schedules, (iv) 50% of the fees payable to (a) the Escrow Agent and (b) the Paying Agent and (v) any costs, fees, expenses or premiums related to the negotiation or purchase of the Tail Policy. In addition, Company Transaction Expenses shall include all costs, fees and expenses incurred by or on behalf of the Company and the Company Subsidiary and payable to LBMC, PC with respect to the audit and review of the Company’s and the Company Subsidiary’s financial statements for the year ended December 31, 2016. Notwithstanding the foregoing, no current liability included in the calculation of Net Working Capital shall be deemed to constitute a Company Transaction Expense for purposes of calculating the Estimated Closing Consideration or the Actual Closing Consideration. For the avoidance of doubt, in no event shall Company Transaction Expenses include any fees or expenses incurred by Parent, Merger Sub or their respective Affiliates (but excluding the Surviving Corporation or any of its Affiliates), including any fees or expenses owed or paid to their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 16, 2016, by and between the Company and Parent.

“Consent” means the consent, approval, order, authorization, registration, declaration or filing of a third-party Person, except, for the avoidance of doubt, any Governmental Approvals.

“Contract” means any written or oral agreement, contract, instrument, arrangement, lease, note, warrant, purchase order, license or other legally binding commitment.

“Conversion Price” means, with respect to each share of (i) Series A Preferred Stock, the Series A Conversion Price (as defined in the Certificate of Incorporation), and (ii) Series B Preferred Stock, the Series B Conversion Price (as defined in the Certificate of Incorporation).

“Conversion Rate” means, with respect to each share of Preferred Stock, the quotient obtained by dividing the applicable Original Issue Price by the Conversion Price that is in effect with respect to such share of Preferred Stock immediately prior to the Effective Time.

“Copyrights” means all copyrights, copyright registrations and applications therefor and rights in copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, exclusive exploitation, Moral Rights, and all rights to register and obtain renewals and extensions of registrations.

“Damages” has the meaning ascribed to it in Section 10.2(f).

“DGCL” has the meaning ascribed to it in Section 2.1.

“Dispute Notice” has the meaning ascribed to it in Section 2.5(c).

“Dissenting Shares” has the meaning ascribed to it in Section 3.2.

“Distributed Escrow Amounts” has the meaning ascribed to it in Section 3.7.

“Effective Time” has the meaning ascribed to it in Section 2.3.

“Employee” means an employee of the Company or the Company Subsidiary.

“Employee Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) each other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, employment, consulting, severance, termination, change-of-control, transaction, retention, tax gross-up, medical, vision, dental, welfare, life, disability, group insurance, vacation, holiday, post-employment medical or welfare and fringe benefit plan, program, policy, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded), in any case, maintained, contributed to, or required to be contributed to, by the Company or the Company Subsidiary with respect to any current or former director, officer, employee or individual independent contractor of the Company or the Company Subsidiary, or with respect to which either the Company or the Company Subsidiary has any liability (whether actual or contingent), but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA and any plan administered by a Governmental Authority.

“Employment Arrangements” has the meaning ascribed to it in the Recitals.

“Environmental Laws” means any federal, state or local applicable Laws applicable to a Group Company that regulate the protection of the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, reuse or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, but excluding the FDCA, the Public Health Service Act, their applicable implementing regulations and all other comparable Laws.

“Environmental Permit” means any permit, authorization, consent, or approval issued by Governmental Authority pursuant to Environmental Law.

“Equity Holders” means the Company Stockholders and the Warrantholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company or the Company Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning ascribed to it in Section 3.7.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form attached hereto as Exhibit A, dated as of the Closing Date, by and among Parent, the Company Stockholders’ Representative and the Escrow Agent.

“Escrow Amount” means Two Million Eight Hundred Thousand Dollars ($2,800,000.00).

“Estimated Cash” has the meaning ascribed to it in Section 2.5(a).

“Estimated Closing Balance Sheet” has the meaning ascribed to it in Section 2.5(a).

“Estimated Closing Consideration” means an amount in cash equal to (i) the Net Purchase Price, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount of Estimated Net Working Capital, if such amount is a positive number, minus (iv) the amount of Estimated Net Working Capital, if such amount is a negative number, plus (v) the amount of Estimated Cash, minus (vi) the amount of Estimated Company Transaction Expenses.

“Estimated Company Transaction Expenses” has the meaning ascribed to it in Section 2.5(a).

“Estimated Indebtedness” has the meaning ascribed to it in Section 2.5(a).

“Estimated Net Working Capital” has the meaning ascribed to it in Section 2.5(a).

“Exception Claim” has the meaning ascribed to it in Section 10.2(d).

“Exchange Fund” has the meaning ascribed to it in Section 3.6(a).

“Financial Statements” has the meaning ascribed to it in Section 4.5.

“Fully-Diluted Common Stock” means the aggregate number of shares of Common Stock (i) issued and outstanding, (ii) issuable upon the conversion of all Series A Preferred Stock and Series B Preferred Stock to Common Stock, and (iii) issuable subject to in-the-money Warrants, in each case, as of immediately prior to the Effective Time and based on the applicable Conversion Rate, as set forth in the Closing Statement.

“Fundamental Representations” means the Company’s representations and warranties set forth in Section 4.1(a) (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.4 (Capitalization; Subsidiaries), and Section 4.20 (Brokers and Finders) as well as the information contained in the Allocation Statement.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“General Survival Date” has the meaning ascribed to it in Section 10.1.

“Governmental Approval” means an authorization, consent, variance, clearance, listing, exemption, approval, order, declaration, certification, permit or license of, or a filing, registration or qualification with, a Governmental Authority.

“Governmental Authority” means any foreign, federal, state, or local court or other governmental or regulatory authority, agency, commission, instrumentality or body.

“Governmental Prohibition” has the meaning ascribed to it in Section 7.3.

“Hazardous Materials” means any material, chemical, or substance, that is designated or listed under an applicable Environmental Law as a “hazardous,” “toxic,” a “medical waste,” a “biomedical waste,” a “pollutant,” or “contaminant.”

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act (commonly referred to as “HITECH”) as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (commonly referred to as “ARRA”), and their implementing regulations set forth at 45 CFR Parts 160 and Part 164 (commonly referred to as the “Privacy Rule” and the “Security Rule”).

“Indebtedness” means, without duplication, as of immediately prior to the Closing, all of the Company’s and the Company Subsidiary’s (i) indebtedness (including interest, fees and prepayment premiums or penalties thereon) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations represented by bonds, notes, debentures or similar instruments, (iii) guaranties of indebtedness, (iv) indebtedness secured by a Lien on assets, (v) obligations under capital leases and any guaranties of such capital leases, (vi) indebtedness for the deferred purchase price of property or services, whether contingent or otherwise (other than trade payables and other current liabilities reflected in Net Working Capital), (vii) commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, to the extent drawn), and (viii) without duplication of amounts in the Company Transaction Expenses, any amounts due or to become due after giving effect solely to the passage of time under severance or similar obligations, and (ix) with respect to each of the foregoing, accrued interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of any such obligations. Notwithstanding the foregoing, Indebtedness shall not include any of the obligations of the Company or its Subsidiary described in Schedule 1.1-B of the Company Disclosure Schedules.

“Indemnified D&O Parties” has the meaning ascribed to it in Section 6.6(a).

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c).

“Indemnified Taxes” has the meaning ascribed to it in Section 6.8(a)

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c).

“Insurance Policies” has the meaning ascribed to it in Section 4.21.

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, whether or not issued, registered, subject to an application or unregistered, including the following: (i) Patents; (ii) Trademarks; (iii) Copyrights and copyrightable works; (iv) Internet domain names; (v) trade secrets, confidential information, know-how and inventions, including Software, methods, network configurations and architectures, processes, apparatus, diagrams, social media names and handles, rights of publicity, and customer and/or subscriber lists; and (vi) registrations and applications for any of the foregoing.

“IT Systems” has the meaning ascribed to it in Section 4.18(a).

“Key Employee” means, Bill Brown, Rob Trumble, Baxter Lee, Chase Pattison, and Brian Wilson.

“Knowledge” means, with respect to the Company and the Company Subsidiary, the actual knowledge of any Key Employee.

“Latest Balance Sheet Date” has the meaning ascribed to it in Section 4.5.

“Laws” means any and all foreign, federal, state, or local laws, statutes, codes, judgments, injunctions, decrees, orders, ordinances, rules and regulations enacted, promulgated or issued by a Governmental Authority with appropriate authority.

“Liability” means any liability, debt, obligation, deficiency, interest, penalty, fine, claim, demand, judgment, cause of action or other Damages (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liens” mean any security interests, liens, pledges, claims, encumbrances, mortgages, deeds of trust, or charges of any kind or nature whatsoever.

“Major Equity Holder” means an FCA Venture Partners V, LP, vFormation, LLC, and Claritas Opportunity Fund II, LP.

“Material Adverse Effect” means any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiary, or (ii) a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Company to consummate the Merger and the other transactions contemplated hereby or perform its obligations under this Agreement, in each case, other than any change, effect, event, occurrence or development arising out of, resulting from or attributable to (A) changes after the date of this Agreement in the economic, financial market or geopolitical conditions, (B) changes or developments after the date of this Agreement in any of the industries in which the Company operates, (C) any changes arising from the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, vendors, partners or employees of the Company arising out of the announcement and performance of this Agreement in accordance with its terms, (D) the taking of any action by Parent or Merger Sub, or the taking of any action by the Company approved in writing by Parent or otherwise expressly required under the terms of this Agreement, (E) changes after the date of this Agreement in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (F) any outbreak or escalation of hostilities or war (whether or not declared), sabotage, military actions or any act of terrorism or any earthquakes, floods, natural disasters or other acts of nature, or (G) any failure, in and of itself, by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), except, for purposes of clauses (A), (B), (E), and (F), to the extent that such conditions have a materially disproportionate impact on the Company or the Company Subsidiary, taken as a whole, relative to other Persons in the industries in which the Company and the Company Subsidiary operate.

“Material Contract” has the meaning ascribed to it in Section 4.7(a).

“Merger” has the meaning ascribed to it in Section 2.1.

“Merger Sub” has the meaning ascribed to it in the Preamble.

“Moral Right” means rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to commonly as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Net Purchase Price” means an amount in cash equal to (i) the Total Purchase Price, minus, (ii) the Escrow Amount, minus (iii) the Sales Tax Escrow Amount, minus (iii) the Representative Amount.

“Net Working Capital” means the aggregate value of the current assets of the Company and the Company Subsidiary less the aggregate value of the current liabilities of the Company and the Company Subsidiary, in each case, determined on a consolidated basis without duplication, as of 11:59 p.m. Eastern Time on the Closing Date, as determined in each case in accordance with the Transaction Accounting Principles; provided, that current assets will not include any amounts included as Cash and current liabilities will not include any amounts included as Indebtedness. An example of the calculation of Net Working Capital, as of March 16, 2017, calculated in accordance with this definition, is provided in Annex I hereto (the “Example Calculation”) for illustrative purposes in connection with how the parties intend to determine Estimated Net Working Capital and Actual Net Working Capital pursuant to Section 2.5.

“Order” means any order, injunction, judgment, decree, ruling, assessment, arbitration award or writ of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the conduct of the Business by the Company or the Company Subsidiary, as applicable, in a manner consistent with past practice.

“Original Issue Price” means, with respect to each share of (i) Series A Preferred Stock, the Series A Original Issue Price (as defined in the Certificate of Incorporation), and (ii) Series B Preferred Stock, the Series B Original Issue Price (as defined in the Certificate of Incorporation).

“Outside Date” has the meaning ascribed to it in Section 9.1(b).

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent” has the meaning ascribed to it in the Preamble.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 10.2(a).

“Patent Family” means (i) all Patents and Patent rights in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents from which priority is claimed by the identified Patents), (ii) all corresponding foreign Patents; and (iii) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patents beyond the term of any member of the family.

“Patents” means all issued patents, including utility models, industrial designs and design patents, and pending applications therefor in any country or patent-granting region, including all provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals, reissues, re-examinations and extensions thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures, and including all members of the Patent Families of all such Patents.

“Paying Agent” means Wilmington Trust, National Association.

“Paying Agent Agreement” means that certain Paying Agent Agreement, in the form attached hereto as Exhibit B, dated as of the Closing Date, by and among Parent, the Company, the Company Stockholders’ Representative and the Paying Agent.

“Permitted Exceptions” means (i) any Liens for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment and that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (ii) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Law or in the Ordinary Course of Business for sums not yet due and payable that do not, individually or in the aggregate, materially interfere with or impair the use or enjoyment of any property or asset of the Company, (iii) any zoning, building code, land use, planning, entitlement, environmental or similar Laws or land use regulations imposed by any

Governmental Authority having jurisdiction over real property that do not, individually or in the aggregate, materially interfere with or impair the use and enjoyment of any property or asset of the Company, and (iv) any Liens created by Parent or any of its Affiliates.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Preferred Stock Merger Consideration” has the meaning ascribed to it in Section 3.4.

“Privacy Agreements” has the meaning ascribed to it in Section 4.18(b).

“Pro Rata Share” means, with respect to each Equity Holder, the percentage represented by a fraction, the numerator of which is the sum of (i) the aggregate number of shares of Common Stock held by such Equity Holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of all Series A Preferred Stock and Series B Preferred Stock held by such Equity Holder immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon exercise of all in-the-money Warrants held by such Equity Holder immediately prior to the Effective Time, and the denominator of which is the Fully-Diluted Common Stock; provided, that the sum of all Pro Rata Shares shall not exceed 100% at any time.

“Proceeding” means any action, proceeding, audit, hearing, litigation or suit (whether civil, criminal, or administrative) before any Governmental Authority.

“Proposed Purchase Price Calculations” has the meaning ascribed to it in Section 2.5(b).

“Protected Health Information” has the meaning given to it under HIPAA (5 CFR 160.103) and includes electronic protected health information.

“Registered Company Owned IP” has the meaning ascribed to it in Section 4.14(a).

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601(22).

“Representative Amount” means One Hundred and Fifty Thousand Dollars ($150,000.00).

“Representative Damages” has the meaning ascribed to it in Section 11.18(b).

“Representatives” means a Person’s directors, officers, managers, employees, agents, consultants, attorneys, accountants, advisers and representatives.

“Restated Charter” has the meaning ascribed to it in Section 2.6.

“Restricted Stock Award” means an award of Common Stock granted under the Company Stock Plan that is unvested or subject to a substantial risk of forfeiture.

“Sales Tax Escrow Account” has the meaning ascribed to it in Section 3.7.

“Sales Tax Escrow Amount” means Four Hundred Thousand Dollars ($400,000.00).

“Sales Tax Liabilities” means the sales taxes assessed by, imposed by or attributable to jurisdictions set forth on Schedule 1.1-C of the Company Disclosure Schedules and any Liabilities of the Company or the Company Subsidiary incurred with respect to the resolution and payment of such sales taxes.

“Section 280G Approval” has the meaning ascribed to it in Section 6.13.

“Section 280G Soliciting Materials” has the meaning ascribed to it in Section 6.13.

“Section 280G Vote” has the meaning ascribed to it in Section 6.13.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 10.2(b).

“Series A Liquidation Preference Amount” means an amount equal to the Series A Original Issue Price (as defined in the Certificate of Incorporation) multiplied by the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (or deemed to be outstanding as of the Effective Time with respect to any Series A Warrants), plus the amount of any dividends, including any Series A Dividends (as defined in the Certificate of Incorporation), accrued but unpaid on any shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Allocation Statement.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series A Warrant” means each unexpired and unexercised warrant that represents the right to acquire shares of Series A Preferred Stock.

“Series B Liquidation Preference Amount” means an amount equal to the Series B Original Issue Price (as defined in the Certificate of Incorporation) multiplied by the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (or deemed to be outstanding as of the Effective Time with respect to any Series B Warrants), plus the amount of any dividends, including any Series B Dividends (as defined in the Certificate of Incorporation), accrued but unpaid on any shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Allocation Statement.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B Warrant” means each unexpired and unexercised warrant that represents the right to acquire shares of Series B Preferred Stock.

“Software” means all computer programs, operating systems, applications systems, firmware or software code of any nature, databases or data warehouses, and libraries, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, application program interfaces, user interfaces, command structures, menus, buttons and icons, flow-charts, database structures, database code (including without limitation scripts, triggers, stored procedures, and the like), and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in source code, object code or other machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Stockholder Consent” has the meaning ascribed to it in the Recitals.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning ascribed to it in Section 6.8(d)(iii).

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the voting power or capital stock is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Tail Policy” has the meaning ascribed to it in Section 6.6(b).

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction with respect to any Tax.

“Tax Benefit” means an actual reduction in Tax liability in the year a Damage is reported as a result of incurring such Damage.

“Tax Contest” means any inquiry, claim, assessment, audit or similar event with respect to Taxes, including any action described in Section 6.8(e).

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority, and, for the purposes of Section 6.8(g), “Tax Returns” shall also include any material provided to a Taxing Authority pursuant to a Voluntary Disclosure Agreement or any procedures relating thereto.

“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property or escheat, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claims” has the meaning ascribed to it in Section 10.2(d).

“Total Purchase Price” means an amount in cash equal to Thirty-Four Million Dollars ($34,000,000.00).

“Trademarks” means all registered trademarks and service marks, unregistered trademarks and service marks, applications for registration of trademarks and service marks, registered trade names, unregistered trade names and applications for registration of trade names, trade dress, logos, product and service names, corporate or business names, slogans, and any other indicia of source, including all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated with each of the foregoing.

“Transaction Accounting Principles” has the meaning ascribed to it in Section 2.5(a).

“Transaction Bonus Arrangement” means any Employee Benefit Plan that provides for a cash payment as a result of or in connection with a change in control or corporate transaction (including as a result of or in connection with the transactions contemplated hereby) including each transaction bonus agreement.

“Transaction Tax Deductions” means, the United States federal (and any applicable state) income Tax deductions for the following expenses: (A) the amount of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments, or similar expenses incurred by the Company on or around the Closing Date; (B) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of Indebtedness; (C) the amount of the fees and expenses payable by the Company arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby; (D) the amount of any legal, accounting, investment banking and other fees or other costs and expenses of the Company with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date; and (E) the amount of any employment Taxes with respect to the amount set forth in clause (A) above paid by the Company on or prior to the Closing Date, in each such case described in clauses (A) through (E) above, to the extent such expenses are included in the computation of Net Working Capital or Company Transaction Expenses.

“Transfer Taxes” has the meaning ascribed to it in Section 6.8(c).

“True-up Amount” means (a) the Actual Closing Consideration as determined in accordance with Section 2.5(c)(i), Section 2.5(c)(ii) or Section 2.5(c)(iii), minus (b) the Estimated Closing Consideration as determined in accordance with Section 2.5(a).

“Unaudited Financial Statements” has the meaning ascribed to it in Section 4.5.

“Warrant Closing Consideration” has the meaning ascribed to it in Section 3.6(a).

“Warrant Merger Consideration” has the meaning ascribed to it in Section 3.3.

“Warrantholders” means the holders of outstanding Warrants as of immediately prior to the Effective Time.

“Warrants” means, collectively, the Common Warrants, the Series A Warrants and the Series B Warrants.

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words shall be deemed to refer to this Agreement in its entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (g) all references to “$” or “Dollars” shall mean U.S. Dollars and (h) any reference to “days” means calendar days unless Business Days are expressly specified.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”),

Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof at Closing) or at such other time as the parties hereto agree (the date on which the Closing occurs, the “Closing Date”), remotely by means of facsimile, email or other electronic transmission.

2.3 Effective Time. Subject to the provisions of this Agreement and as provided in the DGCL, as soon as practicable on the Closing Date, the parties hereto shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger (the “Certificate of Merger”), in the form attached hereto as Exhibit C. The Merger shall become effective at the time when the Certificate of Merger has been so filed or at any later time agreed to in writing by Parent and the Company and as specified in the Certificate of Merger (the “Effective Time”).

2.4 Closing Indebtedness and Company Transaction Expenses; Closing Payments and Deposits.

(a) Closing Indebtedness and Company Transaction Expenses. It is contemplated by the parties hereto that, contemporaneously with the Closing, all Indebtedness for borrowed money of the Company and the Company Subsidiary as of immediately prior to the Closing identified on Schedule 2.4(a) of the Company Disclosure Schedules (the “Closing Indebtedness”), will be fully repaid and that such repayment will be funded by Parent as a reduction in the amount otherwise payable to Equity Holders. At least five (5) Business Days prior to the Closing Date, the Company shall obtain and deliver to Parent executed payoff letters (the “Payoff Letters”) from each lender of Closing Indebtedness to be effective upon the Closing, in form and substance reasonably satisfactory to Parent. Prior to the Closing Date, the Company and the Company Subsidiary shall use reasonable best efforts to obtain all documents, terminations and releases (including with respect to outstanding mortgages), as are reasonably necessary to release such Liens as of the Effective Time. In addition, it is contemplated by the parties hereto that, contemporaneously with the Closing, all of the Company Transaction Expenses (to the extent not paid by the Company prior to the Closing) will be fully paid, and that such payment will be funded by Parent. At least three (3) Business Days prior to the Closing Date, the Company shall obtain and deliver to Parent invoices for all Company Transaction Expenses. Subject to the satisfaction or waiver of the conditions to Closing in Article VII, in connection with the Closing and on behalf of the Company, Parent shall pay, in cash by wire transfer of immediately available funds, the Closing Indebtedness and the Company Transaction Expenses as of the Closing Date in order to discharge the amounts payable thereunder, in each case, in the amounts set forth in the Payoff Letters and invoices delivered pursuant to this Section 2.4(a) and pursuant to wire instructions provided by the Company to Parent at least three (3) Business Days prior to the Closing Date.

(b) Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) Parent shall deliver to the Paying Agent, to such account of the Paying Agent as set forth in the Paying Agent Agreement, the Estimated Closing Consideration; and

(ii) Parent shall pay (A) the Company Transaction Expenses by wire transfer in immediately available funds to such account or accounts specified by the Company pursuant to Section 2.4(a), (B) the Closing Indebtedness by wire transfer in immediately available funds to such account or accounts as set forth in the payoff letters pursuant to Section 2.4(a), (C) the Escrow Amount and Sales Tax Escrow Amount, to such account of the Escrow Agent as set forth in the Escrow Agreement and (D) the Representative Amount, to such account as designated by the Company Stockholders’ Representative.

2.5 Purchase Price Adjustment.

(a) Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement in form and substance reasonably satisfactory to Parent (the “Closing Statement”), certified by the Chief Financial Officer of the Company, setting forth, in each case as of 11:59 p.m. Eastern Time on the Closing Date, (i) an estimated balance sheet of the Company and the Company Subsidiary (the “Estimated Closing Balance Sheet”), (ii) a good faith estimate of the aggregate amount of Cash (the “Estimated Cash”), (iii) a good faith estimate of the aggregate amount of Indebtedness (the “Estimated Indebtedness”), (iv) a good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof, (v) a good faith estimate of the aggregate amount of Company Transaction Expenses (“Estimated Company Transaction Expenses”), (vi) the Estimated Closing Consideration, the Common Stock Per Share Value, and the Warrant Closing Consideration, together with supporting calculations and documentation of such calculations, as reasonably requested by Parent, and (vii) the Fully-Diluted Common Stock, together with any additional detail reasonably requested by Parent. Without limiting the definitions set forth in this Agreement, the Estimated Closing Balance Sheet shall be prepared in accordance with GAAP and the calculations set forth in the Closing Statement shall be prepared in accordance with GAAP, using the methodology set forth in Annex I (as applicable) and, to the extent consistent with GAAP and Annex I, using the same accounting principles, practices, methodologies and policies, including the use of the same line items and line item entries, set forth on and used in the preparation of the Company Financial Statements. The principles, practices, methodologies and policies determined in accordance with the immediately preceding sentence are referred to herein as the “Transaction Accounting Principles”.

(b) Determination of Post-Closing Adjustment. No later than ninety (90) days following the Closing Date, Parent shall deliver to the Company Stockholders’ Representative a reasonably detailed calculation, as of 11:59 p.m. Eastern Time on the Closing Date, of the actual (i) aggregate amount of all Cash (“Actual Cash”), (ii) aggregate amount of Indebtedness (“Actual Indebtedness”), (iii) Net Working Capital (“Actual Net Working Capital”), (iv) Company Transaction Expenses (“Actual Company Transaction Expenses”), and (v) Parent’s proposed calculation of the Actual Closing Consideration (collectively, the “Proposed Purchase Price Calculations”). Without limiting the definitions set forth in this Agreement, Parent shall prepare the Proposed Purchase Price Calculations using the Transaction Accounting Principles.

(c) Disputed Final Adjustment.

(i) No later than thirty (30) days following the delivery by Parent of the Proposed Purchase Price Calculations, the Company Stockholders’ Representative shall notify Parent in writing whether it accepts or disputes the accuracy of the Proposed Purchase Price Calculations. During such thirty (30) day period, the Company Stockholders’ Representative and its agents shall be provided with such access to the financial books and records of Parent and the Company as well as any relevant work papers, employees and accountants of Parent and the Surviving Corporation used in or who have information used in calculating the amounts set forth in the Proposed Purchase Price Calculations, in each case, as the Company Stockholders’ Representative may reasonably request to enable it to evaluate the Proposed Purchase Price Calculations. If the Company Stockholders’ Representative accepts the Proposed Purchase Price Calculations determined pursuant to Section 2.5(b), or if the Company Stockholders’ Representative fails within such thirty (30) day period to notify Parent of any dispute with respect thereto, then the Proposed Purchase Price Calculations as a result thereof shall be deemed final, conclusive and binding on the Equity Holders and the Company Stockholder Representative for all purposes hereunder (including for purposes of determining the True-up Amount).

(ii) If the Company Stockholders’ Representative disputes the accuracy of any component of the Proposed Purchase Price Calculations, the Company Stockholders’ Representative shall provide written notice (the “Dispute Notice”) to Parent no later than thirty (30) days following the delivery by Parent to the Company Stockholders’ Representative of the Proposed Purchase Price Calculations, setting forth those items that the Company Stockholders’ Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Parent and the Company Stockholders’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of the components of the Proposed Purchase Price Calculations in accordance with this Section 2.5(c)(ii) or Section 2.5(c)(i), as the case may be, the Company Stockholders’ Representative and its agents shall be provided with such access to the financial books and records of Parent and the Company as the Company Stockholders’ Representative may reasonably request, and Parent and its agents shall be provided with such access during normal business hours and with reasonable prior written notice to the financial books and records of the Company Stockholders’ Representative as Parent may reasonably request. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the components of the Proposed Purchase Price Calculations and the True-up Amount as a result thereof shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Parent and the Company Stockholders’ Representative shall promptly refer to the dispute to the Accounting Arbitrator and request that the Accounting Arbitrator make a binding determination as to the disputed items and the calculation of the True-up Amount as a result of the resolution thereof in accordance with this Agreement.

(iii) The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of the True-up Amount as a result thereof shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review the submissions of information and testimony by Parent and the Company Stockholders’ Representative and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties, non-appealable and enforceable by any court of competent jurisdiction. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Parent, on the one hand, and the Company Stockholders’ Representative (on behalf of the Equity Holders), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d) Payment following Calculation of Actual Closing Consideration.

(i) If the True-up Amount is a positive amount, then within three Business Days after the date on which the True-up Amount is finally determined pursuant to Section 2.5(c)(i), Section 2.5(c)(ii) or Section 2.5(c)(iii), as applicable, Parent shall pay an amount equal to the True-up Amount by wire transfer of immediately available funds to the Paying Agent for distribution to the Equity Holders in accordance with their respective Pro Rata Share.

(ii) If the True-up Amount is a negative amount, then within three Business Days after the date on which the True-up Amount is finally determined pursuant to Section 2.5(c)(i), Section 2.5(c)(ii) or Section 2.5(c)(iii), as applicable, the Company Stockholders’ Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of the True-up Amount from the Escrow Amount; provided, that any such payments that are to be borne by the Equity Holders under this Section 2.5(d)(ii) shall be paid solely from and to the extent of the Escrow Amount in accordance with this Agreement and the Escrow Agreement.

2.6 The Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read as set forth in Exhibit D (the “Restated Charter”) and, as so amended, such certificate shall be the certificate of incorporation of the Surviving Corporation until changed or amended as provided in such certificate or by the DGCL.

2.7 The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by the DGCL; provided, however, that at the Effective Time, references to Merger Sub shall be replaced by the name of the Surviving Corporation.

2.8 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Restated Charter and the Bylaws.

2.9 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Restated Charter and the Bylaws.

ARTICLE III

TREATMENT OF COMPANY SECURITIES

3.1 Manner and Basis of Converting Common Stock.

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub that is issued and outstanding as of the Effective Time shall, by operation of Law and by virtue of the Merger, be converted into a validly issued, fully paid and non-assessable share of common stock, $0.0001 par value, of the Surviving Corporation, and such common stock of the Surviving Corporation will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(b) Cancelled Shares. Any shares of Company Common Stock then held by the Company or Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent (including any treasury shares of the Company) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”).

(c) Treatment of Common Stock. As of the Effective Time, by operation of Law and by virtue of the Merger and without any action on the part of any Company Stockholder, Parent, Merger Sub, the Company or the Company Stockholders’ Representative, each issued and outstanding share of Common Stock (other than any Dissenting Shares and any Cancelled Shares) shall be converted into the following (the “Common Stock Merger Consideration”): (i) the right to receive an amount in cash equal to the Common Stock Per Share Value, and (ii) subject to Section 3.7 hereof, the right to receive an amount in cash (in accordance with the Allocation Statement) equal to the Common Stock Per Share Escrow Value, if any, in each case, subject to the terms hereof.

(d) Cancellation and Retirement of Common Stock and Preferred Stock. At the Effective Time, all shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Common Stock or Preferred Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, and except for any rights that may attach pursuant to the DGCL with respect to Dissenting Shares upon surrender of such Certificate in accordance with Section 3.2.

3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Preferred Stock issued and outstanding immediately prior to the

Effective Time that are held by any holder who is entitled to exercise and has properly and validly exercised dissenters’ rights in accordance with the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the “fair value” of such Dissenting Shares held by them in accordance with the DGCL. All Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, as of the Effective Time, upon surrender, in the manner provided in Section 3.6(b), of the Certificate or Certificates that formerly evidenced such Dissenting Shares. Prior to the Effective Time, the Company shall keep Parent reasonably notified of any demands and attempted withdrawals of such notices or demands, and Parent shall have the opportunity to reasonably participate in and reasonably direct all material negotiations, petitions and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in its sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.3 Treatment of Warrants. As of the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable, shall no longer be outstanding and shall automatically be cancelled and converted into the following (the “Warrant Merger Consideration”) less any amounts required to be deducted and withheld under any applicable Tax Law:

(a) the holder of each Series B Warrant shall be entitled solely to the right to receive, with respect to each share of Series B Preferred Stock subject to such Series B Warrant: (i) an amount in cash equal to the sum of (A) the Series B Liquidation Preference Amount applicable to each such share (determined as if such Series B Warrant had been exercised on the Closing Date), without interest thereon, as set forth in the Allocation Statement, plus (B) an amount in cash equal to the Common Stock Per Share Value multiplied by the Conversion Rate that applies to each share of Series B Preferred Stock subject to such Series B Warrant, minus (C) the per share exercise price applicable to such Series B Warrant; and (ii) subject to Section 3.7 hereof, the right to receive an amount in cash equal to the Common Stock Per Share Escrow Value multiplied by the Conversion Rate that applies to such share of Preferred Stock, if any;

(b) the holder of each Series A Warrant shall be entitled solely to the right to receive, with respect to each share of Series A Preferred Stock subject to such Series A Warrant: (i) an amount in cash equal to the sum of (A) the Series A Liquidation Preference Amount applicable to each such share (determined as if such Series A Warrant had been exercised on the Closing Date), without interest thereon, as set forth in the Allocation Statement, plus (B) an amount in cash equal to the Common Stock Per Share Value multiplied by the Conversion Rate that applies to each share of Series A Preferred Stock subject to such Series A Warrant, minus

(C) the per share exercise price applicable to such Series A Warrant; and (ii) subject to Section 3.7 hereof, the right to receive an amount in cash equal to the Common Stock Per Share Escrow Value multiplied by the Conversion Rate that applies to such share of Preferred Stock, if any; and

(c) the holder of each Common Warrant shall be entitled solely to the right to receive, with respect to each share of Common Stock subject to such Common Warrant: (i) an amount of cash equal to the sum of (A) the Common Stock Per Share Value, minus (B) the applicable per share exercise price, and (ii) subject to Section 3.7 hereof, the right to receive an amount in cash equal to the Common Stock Per Share Escrow Value, if any.

At the Effective Time, all Warrants shall expire and each holder of a Certificate representing any such Warrants shall cease to have any rights with respect thereto, except for the right to receive the Warrant Merger Consideration. For the avoidance of doubt, in no event shall any such Warrant be deemed to have been exercised.

3.4 Treatment of Preferred Stock. As of the Effective Time, by operation of Law and by virtue of the Merger and without any action on the part of any Company Stockholder, each issued and outstanding share of Preferred Stock (other than any Dissenting Shares) shall be converted into the following (the “Preferred Stock Merger Consideration”):

(a) first, in the case of each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive an amount in cash equal to the Series B Liquidation Preference Amount applicable to each such share, without interest thereon, as set forth in the Allocation Statement;

(b) second, in the case of each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive an amount in cash equal to the Series A Liquidation Preference Amount applicable to each such share, without interest thereon, as set forth in the Allocation Statement; and

(c) third, in the case of each share of Preferred Stock, (i) the right to receive an amount in cash equal to the Common Stock Per Share Value multiplied by the Conversion Rate that applies to such share of Preferred Stock, and (ii) subject to Section 3.7 hereof, the right to receive an amount in cash equal to the Common Stock Per Share Escrow Value multiplied by the Conversion Rate that applies to such share of Preferred Stock, if any.

3.5 Treatment of Restricted Stock Awards; Company Stock Plan. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company or Parent, or the holders thereof, all Restricted Stock Awards issued and outstanding immediately prior to the Effective Time shall accelerate and be canceled and converted pursuant to Section 3.1 above. In addition, as of the Effective Time, the Company Stock Plan shall be terminated and no further restricted stock awards or other rights with respect to Common Stock shall be granted thereunder. Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the transactions described in this Section 3.5.

3.6 Payment for and Exchange of Common Stock, Preferred Stock and Warrants.

(a) Establishment of Funds. At the Closing, Parent shall deposit or shall cause to be deposited (i) with the Paying Agent, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the Estimated Closing Consideration, less that portion of the Warrant Merger Consideration to be distributed to Warrantholders at Closing (the “Warrant Closing Consideration”), and (ii) with the Company, the Warrant Closing Consideration for distribution to the Warrantholders. Amounts deposited pursuant to Section 3.6(a)(i) shall be referred to as the “Exchange Fund”. From and after the Effective Time, the Paying Agent shall act as the agent of Parent and the Surviving Corporation in effecting any amounts to be paid under this Agreement and the exchange of the Certificates. The Exchange Fund and the Warrant Closing Consideration shall not be used for any purpose other than the payment of the aggregate Common Stock Merger Consideration, the Preferred Stock Merger Consideration, and the Warrant Merger Consideration, in accordance with the terms of this Agreement.

(b) Exchange of Certificates. Promptly after the Effective Time, the Company shall cause the Paying Agent to mail or otherwise deliver to each Equity Holder of record as of the Effective Time of certificates or Restricted Stock Awards or Warrants which immediately prior to the Effective Time represented shares of Common Stock, Preferred Stock, or Warrants, respectively (collectively, the “Certificates”) a letter of transmittal in the form attached hereto as Exhibit E (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent (if such Certificates represent shares of Preferred Stock or Common Stock or Warrants) or to the Company (if such Certificates represent Warrants)), and instructions for use in effecting the surrender of the Certificates and payment therefor. Upon surrender to the Paying Agent or the Company, as applicable, of a Certificate or an Affidavit of Lost Certificate (as defined below), together with such letter of transmittal properly completed and duly executed, the holder of such Certificate shall be entitled to the applicable portion of the Common Stock Merger Consideration, Preferred Stock Merger Consideration or the Warrant Merger Consideration, as applicable (after giving effect to any required Tax withholdings pursuant to Section 3.6(f)), in accordance with the terms of this Agreement and the Allocation Statement. Each Certificate so surrendered shall be cancelled. All payments of Common Stock Merger Consideration, the Preferred Stock Merger Consideration, and the Warrant Merger Consideration with respect to such cancelled Certificates or Affidavits of Lost Certificate shall be made by the Paying Agent or the Company, respectively, as promptly as reasonably practicable in accordance with Section 3.6(a). If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 3.6. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) No Further Ownership Rights in Company After Company Capital Stock Exchanged for Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such securities, except as otherwise provided for herein or by Law. If, after the Effective Time,

Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, or the Warrant Merger Consideration, as applicable, as provided in this Agreement.

(d) Termination of Exchange Fund. Any portion of the funds received by the Paying Agent (including the proceeds of any investments thereof) that remain unclaimed by the Equity Holders twelve (12) months after the date of payment to the Paying Agent shall be delivered to the Surviving Corporation. Any Equity Holder that has not theretofore surrendered any Certificate and submitted a letter of transmittal in accordance with the requirements set forth therein and in this Section 3.6, or otherwise received any portion of the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, or the Warrant Merger Consideration, as applicable, due and payable to such Equity Holder pursuant to this Agreement, shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Common Stock Merger Consideration, Preferred Stock Merger Consideration, or Warrant Merger Consideration that may be payable to such Person, as determined pursuant to this Agreement. Notwithstanding the foregoing, none of Parent, the Company, the Company Stockholders’ Representative, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for any Common Stock Merger Consideration, Preferred Stock Merger Consideration, or Warrant Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Transfers of Ownership. If any portion of the Common Stock Merger Consideration, Preferred Stock Merger Consideration, or Warrant Merger Consideration, as the case may be, is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of the exchange or payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange or payment shall pay any Transfer Taxes required by reason of the exchange or payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(f) Taxes. Parent, the Company or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from consideration otherwise payable to Company Stockholders (including holders of Restricted Stock Awards) and Warrantholders pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, however, in the case of any withholding with respect to the Common Stock Merger Consideration (other than with respect to any Restricted Stock Award) or the Preferred Stock Merger Consideration, the Person intending to withhold from any such consideration shall notify the Company in writing of its intention to withhold and deduct such amounts and the basis for such withholding at least two (2) Business Days prior to the date the applicable payment is to be made. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made, (ii) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (iii) Parent, the Company or the Surviving Corporation, as the case may be, shall provide to such Company Stockholder, or Warrantholder written notice of the amounts so deducted or withheld.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall deliver to Parent a notarized affidavit of lost certificate in customary form, including a commitment to indemnify Parent and the Surviving Corporation if another Person produces the lost, stolen or destroyed Certificate and Parent is obligated to pay to such Person the Common Stock Merger Consideration, Preferred Stock Merger Consideration, or Warrant Merger Consideration (“Affidavit of Lost Certificate”), but in no case shall Parent, the Company or the Paying Agent require the posting by any such owner of a bond, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective directors, officers, employees, its Subsidiaries, Affiliates or agents with respect thereto. Upon delivery of such Affidavit of Lost Certificate, Parent shall cause the Paying Agent to pay the record holder of such Certificate the applicable payment of the applicable amount of the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, or the Company to pay the record holder of such Certificate the applicable payment of the applicable amount of the Warrant Merger Consideration, as applicable, pursuant to Section 3.6.

(h) Offset of Notes Receivable. The Company shall deduct from the amount otherwise payable to each Equity Holder at the Closing pursuant to this Section 3.6 the aggregate amount of all principal and accrued but unpaid interest owed by such Equity Holder to the Company.

3.7 Escrow Amount; Sales Tax Escrow Amount. At the Closing, Parent shall deposit (i) the Escrow Amount into an account (the “Escrow Account”) and (ii) the Sales Tax Escrow Amount into an account (the “Sales Tax Escrow Account”), both with the Escrow Agent. The Escrow Amount and the Sales Tax Escrow Amount shall remain in escrow subject to the terms of this Agreement and the Escrow Agreement. With respect to any amounts distributed to the Equity Holders from the Escrow Account or the Sales Tax Escrow Account pursuant to Section 10.7 and Section 10.8, respectively (all such amounts, the “Distributed Escrow Amounts”), (i) the portion of such amount allocable to the Company Stockholders entitled to payment thereof pursuant to Section 2.5(d) or Section 3.1(c) shall be promptly distributed pursuant to Section 3.6(b) and (ii) the portion of such amount allocable to the Warrantholders entitled to payment thereof pursuant to Section 3.3 shall be remitted to the Surviving Corporation for prompt distribution pursuant to Section 3.6(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, which Company Disclosure Schedules shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws the State of Delaware, has the requisite corporate power and authority to own, lease and operate its tangible and intangible properties and assets (real, personal or mixed) (collectively, the “Assets”) in the manner in which such Assets are currently owned, leased and operated, to perform its obligations under all Contracts to which it is a party or by which it or its Assets is bound and to carry on its business and the business of the Company Subsidiary as presently conducted and operated (together, the “Business”). The Company is duly qualified to transact business and in good standing in each jurisdiction in which the ownership or leasing of its Assets or the conduct of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Company in the aggregate or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Certificate of Incorporation is in full force and effect and has not been amended, repealed or otherwise modified in any manner. The Company is not in violation of any of the provisions of the Company Organizational Documents and the Company has not taken any action during the past five (5) years that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the board of directors of the Company or any committee of the board of directors of the Company. There are no outstanding powers of attorney executed by or on behalf of the Company.

(b) The Company has delivered, or made available, to Parent true and correct copies of (i) the Company Organizational Documents and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company Stockholders, the board of directors of the Company and all committees of the board of directors of the Company, in each case, for the last five (5) years. The books of account, stock records, minute books and other records of the Company are accurate and up-to-date in all material respects and have been maintained in all material respects in accordance with prudent business practices and all applicable Laws. Section 4.1 of the Disclosure Schedule accurately sets forth, as of the date hereof: (i) the names of the members of the board of directors of the Company and (ii) the names and titles of the officers of the Company.

4.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which the Company is a party, by the Company, its performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. Each of this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which the Company is, or will be, a party has been, or will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto or thereto (as applicable), constitutes, or will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought (the “Enforceability Limitations”).

(b) The board of directors of the Company, at a meeting duly called and held or by written consent, has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement in accordance with the provisions of the DGCL, (iii) submitted this Agreement and the Merger to the stockholders of the Company for their adoption and approval by written consent and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company Stockholder Approval has been obtained pursuant to the Stockholder Consent, which shall become effective as of immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL. The Stockholder Consent is sufficient for the holders of the Company Capital Stock to adopt this Agreement and approve the Merger, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by the DGCL).

4.3 Non-Contravention; Required Filings. The execution and delivery of this Agreement by the Company do not, and the Company’s performance hereunder and the consummation of the transactions contemplated hereby shall not, (a) violate any provision of the Certificate of Incorporation or bylaws of the Company or the formation documents of the Company Subsidiary, (b) violate or constitute a breach of or default (whether after the giving of notice, lapse of time or both) under, or result in or permit termination, modification, change any right or obligation under, or acceleration under, or require any notice, action, consent or approval under, any Material Contract, (c) violate or give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law applicable to the Company or the Company Subsidiary or any Order to which the Company or the Company Subsidiary is subject, or (d) result in the creation of any material Lien upon any of the Company’s or the Company Subsidiary’s capital stock or their assets, except in each case (a) through (d) where such violation or breach would not reasonably be expected to have a Material Adverse Effect. Except for the filing of the Certificate of Merger, the execution and delivery by the Company of this Agreement, the Company’s performance hereunder, and the consummation of the transactions contemplated hereby do not, and will not, require any Governmental Approval, that, if not obtained or made, reasonably be expected to have a Material Adverse Effect.

4.4 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of (i) 18,000,000 shares of Common Stock, of which 4,988,829.79 shares are issued and outstanding as of the date hereof (including shares of Common Stock issued pursuant to outstanding Restricted Stock Awards), (ii) 3,200,000 shares of Series A Preferred Stock, of which 2,929,166.66 shares are issued and outstanding as of the date hereof, and (iii) 6,500,000 shares of Series B Preferred Stock, of which 6,000,288.80 shares are issued and outstanding as of the date hereof. As of the date hereof, the Company has reserved (x) 8,929,456 shares of Common Stock for issuance upon conversion of the Preferred Stock, (y) 2,790,000 shares of Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Plan, of which 2,138,836 shares are subject to outstanding and unvested Restricted Stock Awards, and (z) 392,872 shares of Series B Preferred Stock, 37,500 shares of Series A Preferred Stock, and 553,395 shares of Common Stock for issuance upon the exercise of outstanding Warrants. There are no shares of capital stock held in the Company’s treasury. All of the issued and outstanding shares of Common Stock and Preferred Stock (i) have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive right or rights of first refusal created by statute, the Company Organizational Documents or any Contract to which the Company is a party or by which it is bound, (ii) are free of any Liens created or permitted by the Company, and (iii) are owned of record as set forth on Schedule 4.4(a) of the Company Disclosure Schedules. Other than as described in this Section 4.4(a), or as set forth on Schedule 4.4(a) of the Company Disclosure Schedules, no Person has any right to acquire any shares of Common Stock or Preferred Stock, or any Warrants, options or other rights to purchase shares of Common Stock or Preferred Stock or other securities of the Company, from the Company. A complete and accurate list of (i) each issued and outstanding Warrant (including the name of the Warrantholder and the applicable exercise price thereof) and (ii) each Restricted Stock Award (including the name of the Restricted Stock Award holder and the vesting schedule of the Restricted Stock Award) is set forth on Schedule 4.4(a) of the Company Disclosure Schedules. Except as set forth on Schedule 4.4(a) of the Company Disclosure Schedules, with respect to each Restricted Stock Award, a timely election pursuant to Section 83(b) of the Code has been made and remitted to the Internal Revenue Service. There are no declared and unpaid dividends on any share of Company Capital Stock. The dollar values of the Series A Liquidation Preference Amount, the Series B Liquidation Preference Amount, the Conversion Price, the Original Issue Price, together with the numerical value of the Conversion Rate and the Pro Rata Share of each Equity Holder, are set forth on Schedule 4.4(a) of the Company Disclosure Schedules.

(b) Except as set forth in this Section 4.4(b), there are no options, stock appreciation rights, restricted stock, restricted stock units, phantom equity, warrants, calls, rights, commitments or agreements that are outstanding to which the Company or the Company Subsidiary is a party or by which it is bound, obligating the Company or the Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company or the Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or grant any option, restricted stock, equity-linked compensatory award, warrant, call, right, commitment or agreement regarding shares of Company Capital Stock. Except as set forth in this Section 4.4(b), there are no other contracts, commitments or agreements relating to the voting, purchase or sale of the Company’s or the Company Subsidiary’s capital stock (i) between or among the Company or the Company Subsidiary and any Person, including any Company Stockholders, and (ii) to the Company’s Knowledge, between or among any Company Stockholders.

(c) Entrada Edit, LLC, a Tennessee limited liability company, is the Company’s sole Subsidiary (the “Company Subsidiary” and together with the Company, the “Group Companies” and each, a “Group Company”), and the Company does not, directly or indirectly, own, control or have any security, ownership or other interest in any Person other than the Company Subsidiary. All outstanding membership interests of the Company Subsidiary are owned by the Company.

(d) The Company is not a participant in any joint venture, partnership or similar arrangement. The Company Subsidiary is a limited liability company duly formed, validly existing and in good standing under the applicable Laws of Tennessee. The Company Subsidiary has the requisite limited liability company power and authority to own, lease and operate its assets in the manner in which such assets are currently owned, leased and operated, to perform its obligations under all Contracts to which it is a party or by which it or its assets are bound and to carry on its business as now being conducted, is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the operation of its business as now being conducted requires such qualification, except where the failure to be so qualified or in good standing or to have any such limited liability power and authority would not reasonably be expected to be material to the Company in the aggregate. The Company has delivered to Parent true and correct copies of the Company Subsidiary’s certificate of formation and operating agreement. The Group Companies are not in violation of any of the provisions of the Company Subsidiary’s certificate of formation or operating agreement.

(e) All outstanding membership interests of the Company Subsidiary (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any Liens, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Subsidiary’s certificate of formation or operating agreement or any Contract to which the Company Subsidiary is a party or by which it or its assets are bound. As of the date hereof, there are no declared and unpaid dividends on any share of capital stock of the Company Subsidiary.

4.5 Financial Statement; Liabilities.

(a) Attached to Schedule 4.5 of the Company Disclosure Schedules are the following financial statements (collectively, including the notes contained therein, the “Company Financial Statements”): (a) the audited balance sheet of the Company and the Company Subsidiary as of December 31, 2014 and as of December 31, 2015 (the “Balance Sheet Date”), and the related audited statements of operations, stockholders’ deficit and cash flows for the Company and the Company Subsidiary for the fiscal years then ended (the “Audited Financial Statements”), (b) the unaudited balance sheet of the Company and the Company Subsidiary as of December 31, 2016, and the related unaudited statements of operations, stockholders’ deficit and cash flows for the Company and the Company Subsidiary for the fiscal year then ended, and (c)

the unaudited balance sheet of the Company and the Company Subsidiary as of February 28, 2017 (the “Latest Balance Sheet”; such date, the “Latest Balance Sheet Date”) and the related unaudited statements of operations, stockholders’ deficit and cash flows for the Company and the Company Subsidiary for the twelve-month period then ended (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements together, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, as in effect on the respective dates of such Financial Statements, during the periods referred to in the Financial Statements, and fairly present in all material respects the financial condition of the Company and the Company Subsidiary as of their respective dates, and the results of operations and cash flows of the Company and the Company Subsidiary for the respective periods indicated therein (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments that are not material in amount or nature and the absence of notes).

(b) Internal Controls. The books, records and accounts of the Company and the Company Subsidiary accurately and fairly reflect, in all material respects and in reasonable detail, the transactions in and dispositions of the Assets. The Company and the Company Subsidiary maintain adequate internal accounting controls (reasonably appropriate for a private company of the size and type as the Group Companies) that are designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Assets; and (iii) access to Assets is permitted only in accordance with management’s general or specific authorization, except where such failure to maintain such internal accounting controls, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company or the Company Subsidiary in the aggregate.

(c) Accounts Receivable. All existing accounts receivable of the Company and the Company Subsidiary reflected on the Financial Statements have not yet been collected and those accounts receivable that have arisen since the Latest Balance Sheet Date and have not yet been collected represent valid obligations arising from bona fide transactions entered into in the Ordinary Course of Business and not in material violation of applicable Law. There is no Lien (other than Permitted Exceptions) on any of such accounts receivable and no request or agreement for deduction or discount (other than trade discounts made in the Ordinary Course of Business) has been made with respect to any of such accounts receivable, except as reflected in reserves for doubtful accounts set forth in the Financial Statements.

(d) Insider Receivables and Insider Payables. Section 4.5(d) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all amounts (including any indebtedness) owed to the Company and the Company Subsidiary by any stockholder, officer or member of the board of directors of the Company or by any member, officer or member of the board of directors of the Company Subsidiary as of the date of this Agreement (“Insider Receivables”); and (ii) all amounts owed by the Company or the Company Subsidiary to any stockholder, officer or member of the board of directors of the Company or by any member, officer or member of the board of directors of the Company Subsidiary (“Insider Payables”).

(e) Off-Balance Sheet Arrangements. The Company and the Company Subsidiary do not have any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

(f) Liabilities.

(i) Schedule 4.5(f)(i) of the Company Disclosure Schedules sets forth all outstanding Indebtedness of the Company and the Company Subsidiary, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor, the maturity date, any prepayment penalties or fees or defeasance requirements, whether such Indebtedness will be required to be repaid in connection with the execution and delivery of this Agreement, the Company’s performance hereunder, or the consummation of the transactions contemplated hereby, and the collateral, if any, securing such Indebtedness. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the execution and delivery of this Agreement, the Company’s performance hereunder, or the consummation of the transactions contemplated hereby. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or the Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor the Company Subsidiary has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

(ii) Neither the Company nor the Company Subsidiary has any Liability and, to the Company’s Knowledge, there is no basis for any Proceeding that would give rise to any such Liability, except for Liabilities (a) reflected on the face of the Latest Balance Sheet or described on Schedule 4.5(f)(i) of the Company Disclosure Schedules; (b) incurred in connection with the execution of this Agreement; (c) of the type reflected on the face of the Latest Balance Sheet which have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business ((x)(i) none of which relate to a Company or Company Subsidiary breach of contract, breach of warranty, tort, infringement or violation of any Law or any Proceeding against the Company or the Company Subsidiary and (ii) none of which are material or would reasonably be expected to be material to the Company or the Company Subsidiary, individually or in the aggregate, and (y) all of which will be included in the calculation of Net Working Capital)); and (d) that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company or the Company Subsidiary.

4.6 Absence of Certain Changes or Events. Since the Latest Balance Sheet Date, there has not occurred any change, event or circumstance that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Except as otherwise contemplated, required or permitted by this Agreement, from the Latest Balance Sheet Date to the date hereof, the Company and the Company Subsidiary have not taken any action that would have been prohibited or otherwise restricted by Section 6.1.

4.7 Material Contracts.

(a) Schedule 4.7(a) of the Company Disclosure Schedules sets forth each Contract to which the Company or the Company Subsidiary is a party or by which it or its Assets are otherwise legally bound meeting any of the following criteria (each of the Contracts listed pursuant to (i) through (xxv), a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract for the lease, sublease or similar Contract to or from any Person providing for aggregate payments in excess of $100,000 per annum;

(ii) (A) any Contract for the purchase of services, products or other personal property, or for the receipt of services, by the Company or the Company Subsidiary, the delivery of which will extend over a period of more than one year and involved consideration in excess of $100,000 during the twelve (12) month period ended February 28, 2017 or anticipated to involve consideration in excess of $100,000 during any twelve month period over the next three (3) years or (B) any Contract for the sale of services, products or other personal property, or for the furnishing of services, by the Company or the Company Subsidiary, the performance of which will extend over a period of more than one year and involved consideration in excess of $150,000 during the twelve (12) month period ended February 28, 2017 or anticipated to involve consideration in excess of $100,000 during any twelve month period over the next three (3) years;

(iii) any Contract concerning a partnership, strategic alliance or joint venture or any sharing of revenues, profits, losses, costs or liabilities (other than Contracts with resellers in the ordinary course of business involving past and expected future payments to or from a Group Company of less than $50,000 with respect to any single reseller Contract and $150,000 in the aggregate with respect to all Contracts with a single reseller, in each case, in any single calendar year;

(iv) any Contract under which the Company or the Company Subsidiary has created, incurred, assumed or guaranteed any Indebtedness;

(v) any Contract with any Governmental Authority;

(vi) any each non-competition Contract or other Contract to which the Company or the Company Subsidiary is a party that limits or purports to limit in any respect either the type of business in which the Company or the Company Subsidiary (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the locations in or Persons with which any of them may so engage any business, including granting exclusive rights of first refusal to license, market, sell or deliver any products and services owned, developed, marketed, licensed, sold, performed, distributed or otherwise made available by any Group Company, including any Company Software;

(vii) any Contract granting “most favored nation” pricing or similar provisions;

(viii) any Contract granting a right of first refusal or right of first negotiation or similar rights by the Company or the Company Subsidiary or to the Company or the Company Subsidiary by any Person;

(ix) any Contract relating to the voting or any other governance rights or obligations of a stockholder of the Company or member of the Company Subsidiary;

(x) any Contract granting any exclusive rights of any type or scope to any Person;

(xi) any Contract regarding the acquisition, issuance or transfer of any securities of the Company or the Company Subsidiary and each Contract affecting or dealing with any securities of the Company or the Company Subsidiary, including any escrow agreements relating to the securities of the Company or the Company Subsidiary (other than any Contract entered into in the Ordinary Course of Business with any Company employee, director or other party for the issuance of stock awards under the Company Stock Plan);

(xii) any Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company or the Company Subsidiary;

(xiii) any Contract for the sale of any of the Assets, other than in the Ordinary Course of Business, or for the grant to any Person of any preferential rights to purchase any of the Assets, other than in the Ordinary Course of Business;

(xiv) any Contract relating to any liquidation or dissolution of the Company or the Company Subsidiary;

(xv) any Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual base salary compensation in excess of $100,000, or providing severance benefits;

(xvi) any Contract between or among the Company or the Company Subsidiary, on the one hand, and any director, officer or other employee of the Company or the Company Subsidiary, on the other hand;

(xvii) any Contract under which the Company or the Company Subsidiary has advanced or loaned any amount to (A) any of its directors, officers or other employees, or (B) any other Person, in each case outside the Ordinary Course of Business;

(xviii) any Contract under which the Company or the Company Subsidiary has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xix) any settlement agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $100,000;

(xx) any Contract pursuant to which a third party (A) grants to the Company or the Company Subsidiary any exclusive rights to any Intellectual Property or any rights in, to, or under any Intellectual Property material to the operation of the Business (other than any individual Contract for any “shrink wrap” or similar generally available commercial end-user license to Software that by its terms requires annual license fee, maintenance or support payments that aggregate to less than $100,000 per year), (B) is obligated to develop any Software or other Intellectual Property for the Company or the Company Subsidiary or (C) has ownership or any license or other rights to any derivative works or improvements made by the Company or the Company Subsidiary to any Company Intellectual Property);

(xxi) any Contract relating to any business acquisitions or divestitures (whether by merger, consolidation, reorganization, equity purchase, asset purchase or any other similar transaction);

(xxii) any collective bargaining agreement or Contract with any labor union;

(xxiii) any Contract pursuant to which the Company or the Company Subsidiary grants to any third party the right to use, possess, access, or otherwise have any other rights in, to, or under any portion of the Company Intellectual Property (other than non-exclusive object code licenses or Software as a Service agreements providing access to Company Software granted by the Company or the Company Subsidiary in the Ordinary Course of Business) or requires the Company or the Company Subsidiary to develop any Software or other Intellectual Property for any third party, indicating for each the identity of the licensee, the date of the grant, and date of termination thereof, if applicable;

(xxiv) any Intellectual Property settlement, consent-to-use, covenant not to sue, covenant not to assert any Intellectual Property rights, Trademark co-existence Contract, or other Contract that materially affects the ability of the Company or the Company Subsidiary to use, enforce or disclose any Intellectual Property; and

(xxv) Any other Contract that was entered into outside the Ordinary Course of Business or that is otherwise material to the Company or the Company Subsidiary,

(b) The Company has delivered or made available to Parent a complete and accurate copy of each Material Contract and all material amendments or modifications thereto that exist as of the date of this Agreement.

(c) Except for Material Contracts which expire by or are terminated pursuant to their terms, each of the Material Contracts is in full force and effect and is binding and enforceable against the Company or the Company Subsidiary, as applicable, and, to the Knowledge of the Company, any other party to such Material Contract in all material respects (except as the same may be limited by the Enforceability Limitations). Neither the Company, the Company Subsidiary nor, to the Knowledge of the Company, any other party thereto (solely as of the date of this Agreement) is in breach thereof or default of any Material Contract, which breach or default has not been excused or waived, and, to the Knowledge of the Company, no event has occurred and no circumstance exists that with notice or lapse of time would reasonably be expected to permit the modification, exercise of a remedy, acceleration of the maturity or performance or termination of such Material Contract by any other party thereto. The Company and the Company Subsidiary have not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Material Contract. The Company and the Company Subsidiary have not waived any of their material rights under any Material Contract.

4.8 Litigation. There is no and during the past five (5) years there has been no Proceeding, at Law or in equity, pending against or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary, nor is there any Order outstanding against the Company or the Company Subsidiary, that would reasonably be expected to be material to the Company or the Company Subsidiary. To the Knowledge of the Company, no director, officer or other employee of the Company or the Company Subsidiary is subject to any Order that prohibits such director, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

4.9 Compliance with Laws. The Company and the Company Subsidiary are and during the past five (5) years have been in compliance in all material respects with all applicable Laws, Orders and Governmental Approvals. The Company and the Company Subsidiary have not received, at any time in the past five (5) years, any written notice from any Governmental Authority regarding (i) any actual or alleged violation of, or failure to comply with, any Law by the Company or the Company Subsidiary, (ii) any actual or alleged obligation on the part of the Company or the Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (iii) any investigation with respect to the foregoing. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 4.9 with respect to the matters described in Section 4.15 (Taxes).

4.10 Licenses. The Company and the Company Subsidiary have obtained all Governmental Approvals necessary for the conduct of the Business as presently conducted and operated by the Group Companies, except for such Governmental Approvals the absence of which would not be reasonably likely to be material to the Company or the Company Subsidiary. The Company and the Company Subsidiary are in compliance in all material respects with the terms of such Governmental Approvals. No loss, suspension, cancellation or expiration of such Governmental Approvals is pending or, to the Company’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than the expiration in accordance with the terms thereof.

4.11 Title to Tangible Assets. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, the Company and the Company Subsidiary have (a) good and valid title to all of the owned tangible Assets reflected in the Audited Financial Statements and all tangible Assets of the Company and the Company Subsidiary acquired after the Balance Sheet Date (except for tangible immaterial Assets sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business) that are material to the conduct of the Business, and (b) with respect to leased tangible Assets that are material to the conduct of the Business, valid leasehold interests therein, in each case free and clear of all Liens, except Permitted Exceptions. The Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Company and the Company Subsidiary to conduct their business in the manner in which such business is currently being conducted.

4.12 Real Estate.

(a) The Company and the Company Subsidiary do not own any real property. Schedule 4.12 of the Company Disclosure Schedules sets forth a list of all real property leased or otherwise occupied by the Company and the Company Subsidiary (each a “Lease” and collectively, “Leases”). All Leases are in full force and effect and are binding and enforceable against the Company and the Company Subsidiary and, to the Company’s Knowledge, against the lessors, subject to the Enforceability Limitations and except as would not reasonably be expected to be material to the Company or the Company Subsidiary in the aggregate. True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Parent.

(b) The Company and the Company Subsidiary are not in material breach of any of the Leases and, to the Knowledge of the Company, no other party to any of the Leases is in material default thereof.

4.13 Environmental Matters. Except as would not reasonably be likely to result in material liability to the Company or the Company Subsidiary taken as a whole, (i) the Company and the Company Subsidiary are in compliance with all applicable Environmental Laws, (ii) the Company and the Company Subsidiary hold all the Environmental Permits required for the Business, the Environmental Permits are in good standing, and the Company and the Company Subsidiary are in compliance with such Environmental Permits; (iii) the Company and the Company Subsidiary have not caused the Release of any Hazardous Materials in a manner that would be reasonably likely to require corrective or remedial action on the part of, the Group Companies taken as a whole; and (iv) the Company and the Company Subsidiary has not received any written notice alleging that the Company or the Company Subsidiary is in violation of any applicable Environmental Law.

4.14 Intellectual Property; Software.

(a) Schedule 4.14(a) of the Company Disclosure Schedules sets forth a complete and accurate list and summary description of all issued Patents, Patent applications, registered Trademarks, Trademark applications, registered Copyrights and registered Internet domain names within the Company Owned IP (collectively, “Registered Company Owned IP”). For each item of Registered Company Owned IP, Schedule 4.14(a) of the Company Disclosure Schedules sets forth, as applicable, the jurisdiction, the Patent number, registration number or serial number, the date of issuance, registration or application, and the name of the owner or owners.

(b) Schedule 4.14(b) of the Company Disclosure Schedules sets forth a complete and accurate list and summary description of all corporate names, fictitious business names, product and service names, trade names, unregistered trademarks and service marks used by the Company or the Company Subsidiary.

(c) No material Registered Company Owned IP have at any time during the five (5) year prior to the date hereof expired, been cancelled, abandoned, allowed to lapse or been rejected. All necessary registration, maintenance and renewal fees for each item of Registered Company Owned IP have been paid, all necessary documents, recordations and certificates in connection with such Registered Company Owned IP have been filed with the relevant Governmental Authority and all other actions required to be taken to maintain or perfect such Registered Company Owned IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws have been taken. All registrations for Registered Company Owned IP are in good standing and subsisting.

(d) The Company and the Company Subsidiary exclusively own all right, title, and interest in and to the Company Owned IP, free and clear of any Liens other than Permitted Exceptions and the Contracts identified in Schedule 4.7(xxiii) of the Company Disclosure Schedule. The Company and the Company Subsidiary have not granted any exclusive right or license in or to any Company Owned IP to any Person.

(e) No claim by any Person contesting the validity, enforceability, or ownership of any of the Company Intellectual Property has been made, is currently outstanding, or, to the Company’s Knowledge, is threatened, and, to the Company’s Knowledge, there are no grounds for the same.

(f) None of (i) the Company Intellectual Property, (ii) the products and services offered or licensed by the Company or the Company Subsidiary to third parties in the conduct of its business (or proposed or contemplated by the Company or the Company Subsidiary to be offered or licensed), and (iii) the conduct of the Business, did or does infringe, misappropriate, or otherwise violate or conflict in any material respect with any Intellectual Property of any other Person anywhere in the world. No such claim has been made in the five (5) years prior to the date hereof, is currently outstanding, or, to the Company’s Knowledge, is threatened, and, to the Company’s Knowledge there are no grounds for the same. For purposes of this Section 4.14, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(g) To the Company’s Knowledge, as of the date of this Agreement, no Company Intellectual Property is being infringed or misappropriated by any third party.

(h) The Company Owned IP and the Company Licensed IP constitutes all of the Intellectual Property necessary to operate the Company’s business as currently conducted.

(i) The Company and the Company Subsidiary have taken reasonable steps to protect their trade secrets, including by having officers, employees and consultants of the Company and the Company Subsidiary execute agreements providing for the protection of proprietary information of the Company and the Company Subsidiary. All current and former officers, employees and consultants of the Company and the Company Subsidiary who are or have been involved in the creation or development of Company Owned IP have executed and delivered to Company and the Company Subsidiary an enforceable agreement providing for the present assignment by such persons to Company and the Company Subsidiary of any Intellectual Property made in the course of such persons’ employment or engagement. To the Company’s Knowledge, no officer, employee or consultant of Company and the Company Subsidiary is in violation of any term of any such proprietary information and assignment agreement between such Person and the Company or the Company Subsidiary. Except as set forth on Schedule 4.14(i) of the Company Disclosure Schedules, the Company and the Company Subsidiary have filed or recorded with the applicable Governmental Authority all assignments from each inventor of each Patent for which the Company or the Company Subsidiary have filed a Patent application necessary to vest sole and exclusive ownership in such Patent in the Company or the Company Subsidiary. To the Company’s Knowledge, it will not be necessary for the Company or the Company Subsidiary to use, in the Company’s business or in the

Company Subsidiary’s business as presently conducted or as proposed or contemplated by the Company or the Company Subsidiary to be conducted, any inventions or other Intellectual Property of any of its employees or independent contractors (or Persons it currently intends to hire or engage) made or conceived prior to their employment or engagement by the Company or the Company Subsidiary.

(j) Except as set forth on Schedule 4.7(xx), Schedule 4.7(xxiii), or Schedule 4.7(xxiv) of the Company Disclosure Schedules, the Company and the Company Subsidiary (i) have not licensed or otherwise granted any right to any Person under any Company Intellectual Property or agreed not to assert any such Company Intellectual Property against any Person, in each case except as would not reasonably be expected to be material to the Company and the Company Subsidiary, and (ii) are not bound by or a party to any options, claims, encumbrances, or shared ownership interests of any kind (including restrictions, obligations, or limitations resulting from and imposed by disputes and/or settlements), other than Permitted Exceptions.

(k) As of the date of this Agreement, to the Company’s Knowledge, none of the Company Software that Company currently licenses to its customers contains any problem, defect, deficiency, bug or error that (A) materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software, (B) prevents or reasonably might prevent such Company Software from operating substantially as described in any applicable documentation, specification, warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (C) prevents or reasonably might prevent the Company or the Company Subsidiary from conducting its business as presently conducted or as proposed or contemplated by the Company or the Company Subsidiary to be conducted. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code, designed or intended to have, or that does perform or facilitate any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (2) compromising the privacy or data security of a user, or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and the Company Subsidiary implements reasonable measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(l) The Company and the Company Subsidiary have not embedded with or included in any of their products distributed to any third party, or in any product in development, any software, libraries, source code, or other component subject to open source, copyright, or community source code licenses (by way of illustration and not limitation, the GNU General Public License, Lesser GNU Public License, or Mozilla Public License) or that is otherwise subject to any requirement that such materials be distributable or otherwise made available to recipients of such products distributed by the Company and the Company Subsidiary or that would directly or indirectly (i) create, or purport to create, obligations on the Company or the Company Subsidiary with respect to use or distribution by the Company or the Company

Subsidiary of any software that incorporates, is combined with, or is derived from the Company Intellectual Property, (ii) grant, purport to grant, or require the Company or the Company Subsidiary to grant to any third party any rights or immunities under the Company Intellectual Property or proprietary rights in any software that incorporates, is combined with, or is derived from the Company Intellectual Property, and/or (iii) require as a condition of its use, modification, and/or distribution, that any software incorporated into, derived from, or distributed with the Company Intellectual Property must be disclosed or distributed in any form.

(m) Schedule 4.14(m) of the Company Disclosure Schedules sets forth each location where such source code exists presently. Except as set forth on Schedule 4.14(m) of the Company Disclosure Schedules, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company or the Company Subsidiary. Except as set forth on Schedule 4.14(m) of the Company Disclosure Schedules, Company and the Company Subsidiary are not under any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of Company or the Company Subsidiary.

4.15 Taxes.

(a) Except as set forth on Schedule 4.15 of the Company Disclosure Schedules, all income and all other material Tax Returns required to be filed with any Tax Authority by or on behalf of the Company or the Company Subsidiary have been duly and timely filed (taking into account any applicable extensions of such due date), each such Tax Return is true, correct, and complete in all material respects, and all income and other material Taxes due and payable by the Company and the Company Subsidiary have been paid to the appropriate Tax Authority on or before the due date for payment thereof.

(b) There are no material Liens, except for Permitted Exceptions, for Taxes upon any of the assets of the Company and the Company Subsidiary.

(c) Except as set forth on Schedule 4.15 of the Company Disclosure Schedules, all material Taxes that the Company and the Company Subsidiary have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Tax Authority.

(d) No Tax audits, examinations, or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Company Subsidiary and the Company and the Company Subsidiary have not been notified in writing by any Tax Authority that any such audit, examination or other proceeding in respect of Taxes is contemplated or pending. No deficiencies for Taxes with respect to the Company or the Company Subsidiary have been claimed, proposed or assessed in writing by any Tax Authority. The Company and the Company Subsidiary have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e) The Company and the Company Subsidiary have not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a consolidated federal income Tax Return, other than a group the common parent of which is the Company or the Company Subsidiary. The Company and the Company Subsidiary are not a party to any Tax allocation or sharing agreement. The Company and the Company Subsidiary have no liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign applicable Law) as a transferee or successor, by contract or otherwise.

(f) The Company and the Company Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(g) The Company and the Company Subsidiary have delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign income and other material Tax Returns of the Company and the Company Subsidiary (and any predecessor of the Company or the Company Subsidiary) for all taxable years ending on or after December 31, 2013, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or the Company Subsidiary (or any predecessors of the Company or the Company Subsidiary) since December 31, 2013.

(h) No written claim has been made by a Tax Authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(i) The Company and the Company Subsidiary have not distributed stock of another Person, or has had their stock or units distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) The Company and the Company Subsidiary have not participated in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(k) The Company and the Company Subsidiary (i) are not (and have not been for the five (5)-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations, (ii) are not and have not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Tax law),

(iii) are not and have not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law), (iv) are not and have not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code and (v) have not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax in a country other than the country of its formation.

(l) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) that is subject to deduction limitations or excise taxes as a result of the operation of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(m) The representations set forth in this Section 4.15 are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.15 and will not be based on the representations set forth in any other provision of this Agreement.

4.16 Employee Benefits.

(a) Schedule 4.16(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has made available to Parent true and complete copies, as applicable, of (i) each Employee Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) any related trust or funding agreements, and (v) all filings, records and notices concerning audits or investigations by any Governmental Authority.

(b) Each Employee Benefit Plan has been operated and administered in material compliance with its terms, ERISA, the Code and other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(c) Neither the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and

Section 3(14) of ERISA, respectively) with respect to an Employee Benefit Plan has engaged in a prohibited transaction that could subject the Company or the Company Subsidiary to a Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA.

(d) No Employee Benefit Plan is, and none of the Company, the Company Subsidiary or any ERISA Affiliate contributes to, has within the past six years contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).Neither the Company nor the Company Subsidiary has incurred or is reasonably expected to incur any liability under Title IV of ERISA.

(e) All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Employee Benefit Plan and all applicable Laws.

(f) No Employee Benefit Plan, and none of the Company, the Company Subsidiary nor, to the Company’s Knowledge, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(g) Except as set forth on Schedule 4.16(g), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director or other service provider of the Company or the Company Subsidiary to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. There is no contract, agreement, plan or arrangement to which the Company or the Company Subsidiary is a party which requires the Company or the Company Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

4.17 Employment Matters.

(a) Schedule 4.17(a) sets forth as of the date hereof, a true, correct and complete list of the name of each director, employee and individual independent contractor and for each such Person, as applicable, such Person’s: (i) position or title, (ii) date of hire, (iii) location of employment or services, (iv) with respect to an employee, if the Person is full-time or part-time, (v) with respect to an employee, if such Person is on a leave of absence, and the nature of any such leave and anticipated date of return, (vi) with respect to an employee, if such Person is exempt from overtime Laws or if such Person is an hourly employee, (vii) such Person’s base salary or hourly wage or compensation rate (as applicable), (viii) a description of any employee benefits, including paid time off, applicable to such Person, (ix) a summary of any commission, incentive or other compensation arrangement applicable to such Person, and (x) the amount of severance pay and/or benefits to which such Person would be entitled if his or her employment or service was involuntarily terminated (other than for cause).

(b) Neither the Company nor the Company Subsidiary is or has at any time been bound by any collective bargaining or similar agreement, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Employee. There is no labor strike, walkout or similar organized work interruption pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary, and neither the Company nor the Company Subsidiary has experienced any such labor strike, walkout or other organized work interruption during the past three years.

(c) The Company and the Company Subsidiary have complied in all material respects with all applicable Laws pertaining to employment and employment practices, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, employment classification and the payment of social security and other payroll Taxes. There are no Proceedings against the Company or the Company Subsidiary pending, or to the Company’s Knowledge, threatened to be brought or filed, before any Governmental Authority in connection with the employment of any current or former Employee, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, with respect to payment of wages, salary or overtime pay or any other similar employment related matter arising under applicable employment Laws.

(d) During the three years prior to the date of this Agreement, neither the Company nor the Company Subsidiary engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Company Subsidiary.

4.18 Information Technology Systems; Data Privacy and Security.

(a) The information technology systems used by Company and the Company Subsidiary (“IT Systems”) are designed, implemented, operated and maintained in a manner designed to provide reasonable redundancy, reliability, scalability and security. To the Company’s Knowledge, during the three (3) years prior to the date hereof, there have been no successful unauthorized intrusions or breaches of security with respect to the IT Systems.

(b) Company and the Company Subsidiary are, and have at all times in the last five (5) years been, in material compliance with (i) all applicable Laws regarding the protection, storage, use, and disclosure of Personal Data and Protected Health Information, including with respect to electronic Protected Health Information, the administrative, physical and technical safeguards under HIPAA’s Security Rule (45 CFR Parts 160, 162, and 164); (ii) the privacy policies and other provisions of Contracts (or portions thereof) in effect between Company and the Company Subsidiary and their respective customers and other business partners that impose restrictions upon the Company’s and the Company Subsidiary’s use and disclosure of Personal Information (collectively, such policies and Contracts, the “Privacy Agreements”). The Company and the Company Subsidiary have delivered to Parent accurate and complete copies of all posted privacy policies of Company and the Company Subsidiary.

(c) The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Data or Protected Health Information collected and in the possession or control of Company and the Company Subsidiary to Parent, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(d) Company and the Company Subsidiary have commercially reasonable confidentiality agreements in place with all Affiliates, vendors or other Persons whose relationship with Company or the Company Subsidiary involves the collection, use, disclosure, storage, or processing of Personal Data or Protected Health Information on behalf of Company or the Company Subsidiary, which agreements require such Persons to protect such Personal Data or Protected Health Information in a manner consistent with the obligations of Company and the Company Subsidiary in the Privacy Agreements and in compliance with applicable Laws.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any violation of any Privacy Agreements or any applicable Law pertaining to privacy, Personal Data or Protected Health Information.

(f) Company and the Company Subsidiary have reasonable safeguards in place to protect Personal Data and Protected Health Information in the possession or control of Company and the Company Subsidiary from unauthorized access by third Persons, including the employees and contractors of the Company and the Company Subsidiary.

(g) To the Company’s Knowledge, (i) no Person has made any illegal or unauthorized use of Personal Data or Protected Health Information that was collected by or on behalf of Company or the Company Subsidiary and is in the possession or control of Company or the Company Subsidiary and (ii) there has been no “Breach” (as defined by HIPAA) or reportable data incident within the meaning of state health information security breach notification Laws.

(h) When acting as a Business Associate (as defined by HIPAA), the Company and the Company Subsidiary are not in material breach of any Business Associate Agreements in effect between the Company or the Company Subsidiary and its customers that are Covered Entities (as defined by HIPAA) or Business Associates.

4.19 Related Party Transactions. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, there is no Indebtedness for borrowed money owed by the Company or the Company Subsidiary to any Equity Holder, director, officer or Employee, or any immediate family member of any of the foregoing. To the Company’s Knowledge, no Equity Holder, director, officer or Employee, or any immediate family member of any of the foregoing, (a) owns, in whole or in part, Assets used in the Business, (b) provides or causes to be provided services to the Company or the Company Subsidiary, other than in its or her capacity as a stockholder, director, officer or employee of the Company or the Company Subsidiary, or (c) is party to any Contract with the Company or the Company Subsidiary other than in his or her capacity as a director, officer or employee of the Company or the Company Subsidiary, or (d) otherwise receives any compensation, remuneration or other benefits from the Company or the Company Subsidiary (other than in his or her capacity as a director, officer or employee of the Company or the Company Subsidiary or pursuant to any Material Contracts required to be disclosed under Section 4.7).

4.20 Brokers and Finders. Except for Jordan, Edmiston Group, Inc., whose fee is included in the Company Transaction Expenses, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Company or the Company Subsidiary is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or charge, directly or indirectly, from the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement, the Company’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.21 Insurance. Schedule 4.21 of the Company Disclosure Schedules lists each of the Company’s and the Company Subsidiary’s insurance policies in effect as of the date hereof (collectively, the “Insurance Policies”) and identifies any material claims made thereunder as of the date hereof. The Company and the Company Subsidiary have made available to Parent accurate and complete copies of the Insurance Policies. All Insurance Policies are, and since the Latest Balance Sheet Date have been, in full force and effect. There is no material claim by the Company or the Company Subsidiary currently pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the insurers of such policies. All premiums payable under all such policies have been paid, and the Company and the Company Subsidiary are otherwise in compliance in all material respects with the terms of such policies. The Company and the Company Subsidiary have not received any written, or to the Knowledge of the Company, oral, notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy, other than in connection with ordinary renewals; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, except in accordance with the terms thereof. There are no self-insurance arrangements affecting the Company or the Company Subsidiary.

4.22 Takeover Statues. The board of directors of the Company has taken all actions necessary so that the restrictions on take-over bids, share acquisitions, business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Merger or the other transactions contemplated by this Agreement.

4.23 Customers and Suppliers.

(a) Schedule 4.23(a) of the Company Disclosure Schedules sets forth the top ten (10) customers of the Company and the Company Subsidiary (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiary for each of the two (2) most recent fiscal years and for the current fiscal year, and the revenues generated from such customers.

(b) Schedule 4.23(b) of the Company Disclosure Schedules sets forth each of the top ten (10) vendors, suppliers, resellers, service providers and other similar business relation of the Company and the Company Subsidiary (each, a “Material Supplier”), based on the dollar amount of goods or services purchased by the Company or the Company Subsidiary for each of the two (2) most recent fiscal years and for the current fiscal year, the amounts owing to each such Person, and whether such amounts are past due.

(c) No Material Customer or Material Supplier has given the Company, the Company Subsidiary or any of their respective Affiliates or Representatives, written notice that it intends to stop or materially alter its business relationship with the Company or the Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company or the Company Subsidiary. To the Company’s Knowledge, (i) no Material Customer or Material Supplier has provided notice to the Company or the Company Subsidiary that such party intends to cancel or otherwise substantially modify its relationship with the Company or the Company Subsidiary or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or the Company Subsidiary, (ii) no Material Customer or Material Supplier has advised the Company or the Company Subsidiary of any material problem or dispute between such Material Customer or Material Supplier and the Company or the Company Subsidiary, (iii) no such Material Customer or Material Supplier is or has advised the Company or the Company Subsidiary that such Material Customer or Material Supplier will be the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding and (iv) no Material Customer or Material Supplier has given notice that the transactions contemplated by this Agreement will adversely affect the relationship of the Company or the Company Subsidiary with such Material Customer or Material Supplier. No Material Supplier has provided written notice to the Company or the Company Subsidiary that such Material Supplier expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any product of the Company or the Company Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date hereof and as of the Closing Date, Parent and Merger Sub jointly and severally represent and warrant to the Company, as follows:

5.1 Organization and Good Standing. Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the applicable Laws of the state in which each was incorporated, except where failures to be so qualified and in good standing would not prohibit, restrict or delay, in any material respect, the performance by Parent and Merger Sub of Parent and Merger Sub’s respective obligations hereunder or the consummation of the transactions contemplated hereby.

5.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which either Parent or Merger Sub is a party by each of Parent and Merger Sub (as applicable), their performance hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including the approval of the board of directors of Parent. This Agreement, the Escrow Agreement, the Paying Agent Agreement and the other agreements entered into in connection with the transactions contemplated hereby to which either Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub (as applicable) and, assuming due execution and delivery by the other parties hereto, constitute valid and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their respective terms and conditions, except as the same may be limited by the Enforceability Limitations.

5.3 Non-Contravention. Subject to the provisions of Section 5.4 regarding Consents, the execution and delivery of this Agreement by Parent and Merger Sub do not, and Parent’s and Merger Sub’s performance hereunder and the consummation of the transactions contemplated hereby shall not (a) violate any provision of the articles or certificate of incorporation, as applicable, or bylaws of Parent or Merger Sub, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Parent or Merger Sub is party or by which Parent’s or Merger Sub’s assets are legally bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent or Merger Sub of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (c) violate any Law applicable to Parent or Merger Sub or any Order to which Parent or Merger Sub is subject, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent or Merger Sub of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.4 Consents. The execution and delivery by Parent and Merger Sub of this Agreement, Parent’s and Merger Sub’s performance hereunder, and the consummation of the transactions contemplated hereby do not require (a) any Consent under any Contract to which Parent or Merger Sub is party or by which Parent’s or Merger Sub’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent or Merger Sub of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (b) any Governmental Approval, except where failures to obtain such Governmental Approvals would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent or Merger Sub of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.5 Litigation. There is no Proceeding, at Law or in equity, pending against or, to the knowledge of Parent or Merger Sub, threatened against or affecting Parent or Merger Sub, nor is there any Order outstanding against Parent or Merger Sub, in each case the adverse outcome or effect of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent or Merger Sub of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.6 Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Parent or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Parent or Merger Sub in connection with the execution and delivery of this Agreement, Parent’s or Merger Sub’s performance hereunder, or the consummation of the transactions contemplated hereby.

5.7 Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.0001 par value, all of which shares have been validly issued, are fully paid and nonassessable. All of the authorized capital stock of Merger Sub has been issued to Parent free and clear of all liens.

5.8 Sufficient Funds. At the Closing, Parent will have immediately available funds sufficient to make all payments required to be made by Parent or Merger Sub contemplated in this Agreement and to pay all fees and expenses payable by Parent and Merger Sub related to the transactions contemplated by this Agreement, including, when due, the Estimated Closing Consideration and any payment required by Parent under Section 2.5. For the avoidance of doubt, the receipt of any third-party financing shall not be a condition to the obligations of Parent and Merger Sub to consummate the Closing.

5.9 No Other Representations or Warranties. Each of Parent and Merger Sub acknowledge and agree that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company’s customers and the effects on the Company’s business resulting from the transactions contemplated hereby (including the identity of Parent) and (ii) has been furnished with, or given adequate access to, such information about the Company, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, as it has requested. Each of Parent and Merger Sub further acknowledge and agree that (a) the only representations and warranties, express or implied, made by the Company regarding the subject matter of this Agreement are the representations and warranties made in Article IV hereof (and any certificate or other agreement or documents delivered by the Company in connection with the transactions contemplated hereby, including the Allocation Statement), and (b) Parent and Merger Sub have not relied upon any other express or implied representations or warranties or other information regarding the subject matter of this Agreement, including any projections or any information provided by or through their bankers or other Representatives, including information provided in management presentations, data rooms or other due diligence information not expressly covered by the representations and warranties referenced in the preceding clause (a), except for the representations and warranties contained in Article IV hereto (and any certificate delivered by the Company hereunder or other agreement or documents delivered by the Company in connection with the transactions contemplated hereby, including the Allocation Statement).

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except (i) as otherwise expressly required or expressly permitted by this Agreement, (ii) for matters set forth on Schedule 6.1 of the Company Disclosure Schedules, (iii) as required by applicable Law or a Governmental Authority of competent jurisdiction, or (iv) to the extent Parent shall otherwise consent in its sole discretion, the Company and the Company Subsidiary shall conduct the Business in the Ordinary Course of Business and shall use best efforts to preserve the goodwill and organization of its business and the relationships with its customers, suppliers, employees, vendors, landlords, creditors and other Persons having business relations with the Company or the Company Subsidiary in all material respects. Without limiting the generality of the foregoing and except (x) as otherwise expressly required by this Agreement, (y) for matters set forth on Schedule 6.1 of the Company Disclosure Schedules, or (z) to the extent Parent shall otherwise consent in its sole discretion, the Company shall not (and shall cause the Company Subsidiary not to):

(a) amend or permit the adoption of any amendment to the Company Organizational Documents or similar governing documents or the Company Subsidiary’s certificate of formation, operating agreement or similar governing documents;

(b) form any Subsidiary or acquire (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquire any material assets other than in the Ordinary Course of Business;

(c) transfer (including transfers to any employees or Affiliates), lease, license, assign, guarantee, sell, or dispose of any asset, except for sales of inventory in the Ordinary Course of Business and non-exclusive licenses of the Company Intellectual Property in connection with the purchase, sale or license of products and services in the Ordinary Course of Business;

(d) mortgage, pledge or subject to any Lien any portion of its properties or Business Assets;

(e) make any loans, advances, or capital contributions to, or investments in, or guarantees for the benefit of any Person, except for expense advances to the Company’s employees in the Ordinary Course of Business;

(f) merge or consolidate with any Person;

(g) directly or indirectly, (i) issue, sell, authorize the issuance of, pledge, dispose of, encumber transfer, redeem, purchase, acquire or grant any (A) shares of Company Capital Stock or any securities convertible or exchangeable or exercisable for any shares of Company Capital Stock, or (B) options, warrants, purchase rights, calls, commitments, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire, any shares of Company Capital Stock (except for issuances of stock pursuant to exercises of Warrants outstanding as of the date hereof), or (ii) grant any restricted stock, restricted stock units, stock appreciation, phantom stock, profit participation, or similar equity-linked compensatory awards;

(h) effect any recapitalization, combination, reclassification, subdivision, stock split of Company Capital Stock (or other equity securities) or like change in its capitalization nor enter into any agreement with respect to voting of any of the Company Capital Stock;

(i) declare, accrue, set aside, distribute or pay any dividends on or make other distributions, payable in cash, stock, property or a combination thereof, in respect of any of the Company Capital Stock (or other equity securities);

(j) (i) hire or terminate (other than for “cause” or due to death or disability) any employee, consultant or director, currently receiving, or to receive, an annual base salary compensation in excess of $75,000, (ii) except to the extent required by the existing terms of an Employee Benefit Plan as in effect as of the date hereof or as required by applicable Law, (A) pay, promise or grant any increase in (as applicable) any cash compensation (or cash compensation opportunity), equity or equity-linked awards, employee benefits, or any other form of compensation or benefits payable by the Company or the Company Subsidiary (except as required by any applicable Laws) or (B) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan or (iii) enter into, adopt, terminate or materially amend any Employee Benefit Plan;

(k) (i) issue any debt securities or warrants or other rights to acquire debt securities of the Company or the Company Subsidiary, borrow any money or otherwise incur or create any Indebtedness, (ii) assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for indebtedness or capital obligations or (iii) enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person (other than trade payables and draw downs on the Company’s or the Company Subsidiary’s existing credit facility in accordance with its terms, in each case, in the Ordinary Course of Business);

(l) make any change in any method of accounting or accounting policies or procedures, except for any such change after the date hereof required by reason of a change in or interpretation of GAAP, or revalue any of its material Assets;

(m) make or agree to make any single or related series of capital expenditures in excess of $100,000, except for expenditures otherwise contemplated to be made in the Company’s or the Company Subsidiary’s financial budget and plan previously made available to Parent;

(n) fail to make capital expenditures contemplated to be made in the Company’s or the Company Subsidiary’s financial budget and plan previously made available to Parent;

(o) (i) modify, accelerate, amend or terminate, any right or material remedy under any Material Contract, or (ii) enter into any Contract which, if entered into prior to the date hereof, would be a Material Contract;

(p) (i) other than in the Ordinary Course of Business, grant, extend, amend (except as required in the diligent prosecution of the Company Owned IP), waive or modify the Company’s or the Company Subsidiary’s rights in or to any Company Owned IP or material Company Licensed IP, (ii) fail to diligently prosecute any material Company Owned IP in the U.S. or in any non-U.S. jurisdiction material to the Business, (iii) fail to exercise a right of renewal or extension under or with respect to any material Company Owned IP or material Company Licensed IP, or (iv) otherwise dispose of, abandon or permit to lapse any rights in, to or for the use of any Company Owned IP or material Company Licensed IP, or permit to enter into the public domain any material trade secrets included in the Company Owned IP;

(q) waive, assign, settle or compromise any material rights or claims, or any litigation or arbitration, or commence or settle any Proceeding;

(r) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiary as are currently in effect in all material respects or reduce the amount of any insurance coverage provided by such insurance policies;

(s) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, (ii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business, (iii) make any changes to cash management policies, (iv) vary any inventory purchase practices in any material respect from past practices, (v) delay or postpone the repair or maintenance of their properties or (vi) take any other action outside the Ordinary Course of Business, with the intent of increasing or avoiding a reduction in the purchase price based on the Estimated Net Working Capital or the Actual Net Working Capital;

(t) except as required by GAAP and consistent with past practices, write off as uncollectible or establish any extraordinary reserve with respect to any account receivable or other Indebtedness of the Company’s or the Company Subsidiary;

(u) aside from the disclosure of certain source code to Black Duck Software, Inc., disclose any trade secrets (including source code for the Company Software) or other proprietary and confidential information to any Person that is not subject to a customary confidentiality or non-disclosure agreement;

(v) forgive any loans (or other Indebtedness) to directors, officers, employees or any of their respective Affiliates;

(w) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiary taken as a whole, in excess of $10,000 in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

(x) make any material Tax election or settle or compromise any material liability for Taxes;

(y) take any action for the winding up, liquidation, dissolution or reorganization of the Company or the Company Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(z) expand the nature or scope of its business outside of the Business, including with respect countries, sales practices, distributors, agents and countries;

(aa) cancel any Indebtedness owed to the Company or the Company Subsidiary or waive any claims or rights of value, other than the cancellation of de minimis amounts in the Ordinary Course of Business;

(bb) commit, authorize, or agree to do any of the foregoing.

Without limiting the foregoing, Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date, or (ii) prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.2 Stockholder Consent; Information Statement.

(a) The Company shall set the date of the approval of the resolutions adopted by the board of directors of the Company as the record date for action to be taken by written consent by the holders of Common Stock and Preferred Stock to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Company shall use its best efforts to obtain, the written consent of any Equity Holders that have not executed the Stockholder Consent prior to the date hereof in accordance with Section 228 of the DGCL, in the same form as the Stockholder Consent, pursuant to which such Equity Holders shall approve this Agreement and the transactions contemplated hereby, including the Merger.

(b) Immediately following the execution and delivery of this Agreement, the Company shall provide Parent with a reasonable opportunity to review and comment on the information statement to be sent to the Equity Holders that have not executed the Stockholder Consent (such Equity Holders, the “Non-Consenting Equity Holders”, and such information statement as amended or supplemented is referred to herein as the “Information Statement”). The Information Statement shall include: (i) the notification required by Section 228(e) of Delaware Law with respect to stockholder consent, (ii) a statement in accordance with Section 262 of Delaware Law regarding the appraisal rights of the Equity Holders thereunder (including a copy of Section 262 of Delaware Law), and (iii) such information regarding the transactions contemplated hereby as may be required under Delaware Law, together with a copy of this Agreement, to allow the Equity Holders to validly waive or assert any appraisal rights, as applicable. The Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company covenants that the Information Statement shall not, at the time of the execution of the Letters of Transmittal and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Information Statement, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing provision shall not apply to any information regarding Parent or its Affiliates provided by Parent. If at any time prior to the Effective Time any material amendment or supplement to the Information Statement is contemplated by the Company, then prior to the issuance of such amendment or supplement, the Company shall: (i) promptly notify Parent of such amendment or supplement, (ii) provide such amendment or supplement to Parent and its counsel for review and (iii) give reasonable and good faith consideration to any comments made by Parent and its counsel with respect to such material amendment or supplement.

(c) The Company shall, no later than four (4) Business Days following the date hereof, in accordance with the DGCL and the Company Organizational Documents, deliver to the Paying Agent for mailing by the Paying Agent within one (1) Business Day to each of the Non-Consenting Equity Holders the Information Statement.

6.3 Access. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, the Company shall afford the Representatives of Parent, at Parent’s sole expense, reasonable access, at reasonable times during normal business hours with at least 24 hours’ advance written notice, to its senior management employees, premises, properties, books, contracts and records of the Company as Parent may reasonably request, and, during such period, the Company shall furnish promptly to Parent such information concerning its business, properties and personnel as Parent may reasonably request, in each case to the extent relating to the transition of the Company’s or the Company Subsidiary’s business to Parent or to facilitate the consummation of the Closing; provided, that the Company shall not be required to (a) take any action that would unreasonably disrupt or interfere with the business or operations of the Company, or (b) disclose any source code, except to a mutually acceptable third party pursuant to a separate mutually acceptable written agreement between the parties hereto. The forgoing shall not require the Company to permit any inspection, or to disclose any information, that would waive any attorney-client privilege or contravene any applicable Law or fiduciary duty. Any such information received pursuant to this Section 6.3, as well as any other information of the Company received by Parent, Merger Sub and/or their respective Representatives, shall be kept confidential and treated in accordance with the Confidentiality Agreement, the terms of which are incorporated herein by reference.

6.4 Publicity. Any public announcement, whether by press release or otherwise, with respect to the existence or subject matter of this Agreement shall be mutually approved in writing in advance by Parent and the Company (prior to the Closing Date) or the Company Stockholders’ Representative (on or after the Closing Date), except such approval shall not be necessary if such public announcement is required by Law or the rules of any applicable national securities exchange or market (in which case the parties shall use reasonable best efforts to consult with each other prior to making such disclosure).

6.5 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each party shall give prompt notice to the other parties at such time that such party becomes aware of the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case that would give rise to a failure of any of the conditions set forth in Article VII, or Article VIII to be satisfied, or (ii) such party to fail to comply with or satisfy in any material respect any covenant, condition or agreement contained herein, in each case that would give rise to a failure of any of the conditions set forth in Article VII or Article VIII to be satisfied.

6.6 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Closing were directors or officers of the Company (the “Indemnified D&O Parties”) against any expenses, losses or liabilities (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) in connection with actions or omissions of the Indemnified D&O Parties occurring at or prior to the Closing as provided in the Certificate of Incorporation and bylaws of the Company (in each case as in effect on the date hereof) to the fullest extent permitted by Law, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law.

(b) Prior to the Closing, the Company may, with the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), obtain at its sole cost and expense, a six (6) year “tail” insurance policy satisfactory to the Company Stockholders’ Representative (the “Tail Policy”) of directors’ and officers’ liability insurance and fiduciary liability insurance for the Indemnified D&O Parties and any other employees, agents or other individuals (collectively, the “Insured Parties”) otherwise covered by such insurance policies at any time prior to the Closing with respect to matters occurring at or prior to the Closing (including the transactions contemplated hereby). Neither Parent nor the Surviving Corporation shall amend, modify or terminate any such Tail Policy in a manner adverse to any Insured Party without the consent of such affected party.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any of the Indemnified D&O Parties on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified D&O Parties to whom this Section 6.6 applies without the consent of such affected party. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified D&O Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any of the Indemnified D&O Parties is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation or its respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

6.7 General Release. Each Equity Holder hereby releases irrevocably and forever discharges each of Parent, the Company, the Company Subsidiary, the Company Stockholders’ Representative, their respective Affiliates, and any and all of their respective officers, directors, managers, principals, advisors, attorneys, accountants, investment banks, agents, employees or other representatives, predecessors, successors, assigns and heirs (the “Released Parties”) of, from or with respect to any and all claims, obligations, liabilities or damages of any nature whatsoever, in Law or in equity, suspected or unsuspected, known or unknown, contingent or fixed, whether due or to become due, that such Equity Holder or any of its Affiliates have had, now have or may have at any future time by reason of any cause, matter, thing, act, omission or conduct occurring or existing at any time on or prior to the Closing, including with respect to such Equity Holder’s shares of Company Capital Stock (or other equity securities of the Company held by such Equity Holder or its Affiliates) or with respect to any claim by such Equity Holder that the allocation of Common Stock Merger Consideration, Preferred Stock Merger Consideration or Warrant Merger Consideration, as applicable, among the respective Equity Holders as set forth on the Allocation Statement is incorrect (all such claims, obligations, liabilities and damages, collectively, the “Released Claims”); provided, however, that nothing contained herein will operate to release any claims, obligations, liabilities or damages of any of the Released Parties (and none of the following claims, obligations, liabilities or damages shall constitute Released Claims): (a) with respect to any Common Stock Merger Consideration, Preferred Stock Merger Consideration or Warrant Merger Consideration, as applicable, such Equity Holder is entitled to receive under this Agreement; (b) such Equity Holder’s rights or remedies under this Agreement or with respect to any obligation of Parent, Merger Sub or the Surviving Corporation under or in connection with this Agreement and the transactions contemplated hereby, including the Merger; (c) to the extent accrued for on the Company’s financial books and records as of Closing, or otherwise accruing in the Ordinary Course of Business (i) any salary and compensation accrued but unpaid by the Company as of the Closing or other employee benefits to which such Equity Holder is or may be entitled from the Company, (ii) any bona fide business expense reimbursements for business expenses incurred in the Ordinary Course of Business consistent with past practices but not reimbursed as of the Closing, or (iii) any payment pursuant to any Transaction Bonus Arrangement; (d) with respect to any rights to exculpation, indemnification or advancement of expenses that such Equity Holder (or any representative of such Equity Holder who has provided services to the Group Companies as an officer or director) is entitled to from the Group Companies, pursuant to the Company Organizational Documents or any organizational document of the Company Subsidiary, director and officer insurance, applicable Law or the terms of this Agreement or other contract which provides for indemnification of such Equity Holder by the Company; (e) to the extent such Indebtedness is not repaid at Closing, with respect to any Indebtedness payable to an Equity Holder set forth on Schedule 2.4(a) of the Company Disclosure Schedules; (f) for fraud. Each Equity Holder covenants not to, directly or indirectly, sue on, assert or pursue, or cause to be sued on, asserted or pursued, any of the Released Claims against the Released Parties. Each Equity Holder further waives any and all defenses that may be available to contest, negate or disaffirm the actions of the Company Stockholders’ Representative as against the Released Parties, and represents that as to each and every claim released hereunder, such Equity Holder has received (or has had the opportunity to receive) the advice of legal counsel with regard to the releases contained herein, and having been so advised, or have declined seeking such advice, and in either case, if applicable to such Equity Holder, such Equity Holder specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

As to each and every Released Claim released hereunder, each Equity Holder also waives the benefit of each other similar provision of applicable federal or state law as well as under any other statutes or common law principles of similar effect, if any, pertaining to general releases after having been advised by legal counsel with respect thereto or having declined to seek such advice. Each Equity Holder acknowledges and agrees that each of the Released Parties is intended to be, and will be entitled to the benefits of being, a third party beneficiary of this Section 6.7.

6.8 Tax Matters.

(a) Tax Indemnity. From and after the Closing Date, the Equity Holders shall indemnify, save and hold harmless the Parent Indemnified Parties from and against any Damages incurred in connection with, arising out of, resulting from or attributable to (i) Taxes of the Company or the Company Subsidiary for any Pre-Closing Tax Period, (ii) any Taxes with respect to any Pre-Closing Tax Period of any member of an affiliated, consolidated, unitary or combined group of which the Company or the Company Subsidiary (or any predecessor thereof) is or was a member prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) any Taxes of any Person (other than the Company or the Company Subsidiary) imposed on the Company or the Company Subsidiary as a transferee, successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) Taxes of Equity Holders (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period (collectively, “Indemnified Taxes”), except to the extent that such Indemnified Taxes were taken into account in the final determination of Net Working Capital. For purposes of this Section 6.8(a), in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts, or employment, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, receipts, or employment be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(b) Pre-Closing Covenants. Prior to the Closing, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company and the Company Subsidiary shall not (i) make or change any material Tax election, (ii) change an annual Tax accounting period, (iii) change any method of accounting for Tax purposes, (iv) file any amended Tax Return, (v) enter into any closing agreement with a Tax Authority, (vi) surrender any right to claim a Tax refund, or (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne one-half (1/2) by Parent and one-half (1/2) by the Equity Holders. The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time period prescribed by Law, and the non-filing party shall promptly reimburse the filing party for its allocable share of any such Transfer Taxes pursuant to this Section 6.8(c) no later than two (2) days after receipt of evidence of the payment of such Transfer Taxes. The parties shall use reasonable best efforts to reduce any Transfer Taxes to the extent permitted by applicable Law.

(d) Tax Returns.

(i) The Company shall prepare and file or cause to be prepared and filed all Tax Returns related to the Company or the Company Subsidiary that are required to be filed prior to or on the Closing Date and shall pay, or cause to be paid, all Taxes of the Company or the Company Subsidiary due on or before the Closing Date. The Company shall prepare such Tax Returns in a manner consistent with its past practices, unless otherwise required by applicable Law. At least fifteen (15) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and shall make any changes reasonably requested by Parent that are received at least five (5) days prior to the due date for the filing of such Tax Return.

(ii) The Company shall prepare or cause to be prepared all Tax Returns of the Company for any Pre-Closing Tax Period that have not been filed prior to the Closing Date (provided, that, for the avoidance of doubt, any Tax Return for Sales Tax Liabilities is intended to be governed by Section 6.8(g)). All such Tax Returns shall be prepared consistent with the past practice of the Company except as otherwise required by applicable Law; provided, however, that to the maximum extent permitted by Law under a “more likely than not” standard, any Transaction Tax Deductions of the Company shall be treated as relating to a Pre-Closing Tax Period ending on the Closing Date; provided, further, that the Company and Parent (to the extent applicable) shall make a timely election to apply Rev. Proc. 2011-29 with respect to any amounts paid or payable in connection with the Closing that constitute success-based fees within the scope of such Rev. Proc. 2011-29. At least fifteen (15) days prior to the date on which each such Tax Return is filed, the Company shall submit such Tax Return to the Company Stockholders’ Representative, and the Company Stockholders’ Representative shall have the right to review and comment on such Tax Returns and the Company shall make any changes reasonably requested by Company Stockholders’ Representative that are received at least five (5) days prior to the due date for the filing of such Tax Return. The Company Stockholders’ Representative, on behalf of the Equity Holders, shall pay to Parent any Taxes due with respect to any such Tax Returns for which the Equity Holders are liable pursuant to Section 6.8(a) at least two Business Days before payment of Taxes is due to the Taxing Authority.

(iii) Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company or the Company Subsidiary for a Straddle Period. Parent shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return to the Company Stockholders’ Representative for its review a draft of such Tax Return. Parent shall make any changes reasonably requested by the Company Stockholders’ Representative that are received by Parent at least five (5) days prior to the due date for the filing of such Straddle Period Tax Return. The Equity Holders shall be responsible for and shall pay to Parent any Taxes with respect to any such Straddle Period Tax Return for which the Equity Holders are liable pursuant to Section 6.8(a) at least two Business Days before payment of such Taxes is due to the Taxing Authority.

(e) Tax Contests.

(i) The Company Stockholders’ Representative and Parent shall give prompt notice to each other of any Tax Contest with respect to Taxes or Tax Returns of the Company or the Company Subsidiary for any Tax period that is wholly or partially a Pre-Closing Tax Period.

(ii) The Company Stockholders’ Representative and Parent shall cooperate with each other in the conduct of any Tax Contest with respect to Taxes or Tax Returns of the Company or the Company Subsidiary for any Tax period that is wholly or partially a Pre-Closing Tax Period and each may participate at its own expense; provided, that:

(A) the Company Stockholders’ Representative may, at its election, control the conduct of any such Tax Contest for any taxable period ending on or before the Closing Date, provided that, in the event the Company Stockholders’ Representative elects to control any such Tax Contest, the Company Stockholders’ Representative (i) shall keep Parent reasonably informed of all material developments that arise in connection with such Tax Contest, (ii) permit Parent to participate, at its own expense, in the conduct of such Tax Contest, and (iii) shall not settle any matter that arises in connection with such Tax Contest without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(B) Parent may, at its election, control the conduct of any such Tax Contest for a Straddle Period provided that, in the event Parent elects to control any such Tax Contest, Parent (i) shall keep the Company Stockholders’ Representative reasonably informed of all material developments that arise in connection with such Tax Contest, (ii) permit the Company Stockholders’ Representative to participate, at its own expense, in the conduct of such Tax Contest, and (iii) shall not settle any matter that arises in connection with such Tax Contest in a manner that could reasonably be expected to increase the Equity Holders’ liability pursuant to this Agreement without the Company Stockholders’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding any provision of this Section 6.8(e) or Article X to the contrary, any Tax Contest arising from or relating to the Sales Tax Liabilities, whether asserted before, on or after the Closing Date, shall be controlled by the Surviving Corporation and its Affiliates, and in controlling such Tax Contests, the Surviving Corporation shall (A) keep the Company Stockholders’ Representative reasonably informed of material developments with respect to the resolution or settlement of any Sales Tax Liability and (B) consult with Baxter Lee (to the extent then employed by the Surviving Corporation or an Affiliate of Parent) with respect to the approach that the Surviving Corporation and its Affiliates will take to resolve or settle any such Tax Contest after Closing.

(iv) In the event of any conflict or overlap between the provisions of this Section 6.8(e) and Section 10.2(d), this Section 6.8(e) shall control.

(f) Tax Refunds. Except with respect to any cash refunds of Taxes (or credit in lieu thereof) arising from the carryback of any item of loss or deduction from a tax period beginning after the Closing Date, the Equity Holders shall be entitled to any cash refunds of Taxes that are actually received (or would have been received but for an election to receive a credit against future Taxes payable instead of such cash refunds) by Parent or the Company attributable to Taxes paid by the Company or the Company Subsidiary with respect to any Pre-Closing Tax Period except to the extent such Tax refunds were taken into account as current assets in the determination of Net Working Capital. Parent shall pay over to the Paying Agent (for further distribution to the Equity Holders) any such refund or amount of such credit, net of any Taxes (including withholding Taxes) and reasonable out of pocket expenses of Parent, the Company attributable to such refund or credit, within 15 days of receipt of such refund (or the due date (without the extensions) of the Tax Return reporting such credit against Tax).

(g) Filing and Amendment of Tax Returns.

(i) Without the prior written consent of the Company Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed), the Company shall not (A) file or amend any Tax Return relating to any Pre-Closing Tax Period other than a return that is a sales Tax Return in either a jurisdiction in which the Company has previously filed sales Tax

Returns or that is listed on Schedule 1.1-C, (B) engage in any voluntary disclosure or similar process or initiate communications with any Tax Authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, (C) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, except in connection with a request by a Taxing Authority in connection with a Tax Contest, or (D) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Company or the Company Subsidiary, in each case, if such action could reasonably be expected to increase the Equity Holder’s liability pursuant to this Agreement.

(ii) Following the Effective Time, neither the Surviving Corporation nor any of its Affiliates shall file any Tax Returns with respect to any Sales Tax Liability attributable to a Pre-Closing Tax Period or Straddle Period, without first (A) reasonably notifying the Company Stockholders’ Representative of the Surviving Corporation’s intent to file such Tax Return and a description of Parent’s and/or the Surviving Corporation’s analysis of the relevant facts giving rise to the Sales Tax Liability, including a good-faith estimate of the amount of Sales Tax Liability to be reported and paid, and (B) consulting with Baxter Lee (to the extent then employed by the Surviving Corporation or an Affiliate of Parent) with respect to the approach that the Surviving Corporation and its Affiliates will take with respect to resolving any such Sales Tax Liability after Closing.

(h) Cooperation. Parent and the Company each agree that it will cooperate with and make available to the other parties hereto, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Effective Time that are necessary or useful in connection with any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose, including and the computation and verification of any amounts paid or payable under this Section 6.8 (including any supporting workpapers, schedules and documents). The party requesting any such books, records, information or employees shall bear all out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information, or employees.

6.9 Books and Records. From and after the Closing, Parent and the Company shall, and shall cause their respective Affiliates to, afford to the stockholders of the Company as of the date hereof and their respective Representatives, at any such stockholder’s sole cost and expense, during normal business hours and upon reasonable notice, reasonable access to the personnel, books, records and other data relating to the Company, and the right to make copies and extracts therefrom (i) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities or Tax Authorities and (ii) for Tax Contests. The foregoing shall not require any party to permit any inspection, or to disclose any information, to the extent that such inspection or disclosure is reasonably likely to (x) result in the waiver of any attorney-client privilege, (y) contravene any applicable Law or fiduciary duty or (z) violate the terms of any agreement with a third party. Any information disclosed pursuant hereto must be kept confidential by the recipients of such information, and prior to any such disclosure, Parent or the Company may require any recipient of such information to execute a confidentiality agreement in form and substance reasonably acceptable to Parent or the Company, as applicable.

6.10 Confidentiality. Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Parent pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.9 shall nonetheless continue in full force and effect.

6.11 Financing Cooperation. Prior to the Closing, the Company shall use its commercially reasonable efforts, and shall cause its Representatives to use commercially reasonable efforts, to provide cooperation reasonably requested by Parent in connection with the arrangement of any financing in connection with the transactions contemplated hereby. For the avoidance of doubt, the receipt of any financing shall not be a condition to the obligations of Parent and Merger Sub to consummate the Closing.

6.12 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it, nor the Company Subsidiary, nor any of their respective officers or directors shall, and that it shall cause its and the Company Subsidiary’s employees, equity holders and other Representatives (including any investment bankers) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of this restrictive covenant; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating any Acquisition Proposal or transaction contemplated thereby; provided, however, that, without limiting the foregoing, Parent hereby acknowledges that prior to March 19, 2017, the Company and its Representatives provided information relating to the Company and the Business and afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals. The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes a material portion of the net revenues or net income of the Company, or any portion of the equity interests of the Company or the Company Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning a portion of the equity interests of the Company or the Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Subsidiary, other than the transactions contemplated by this Agreement.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event within one day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal (including, for the avoidance of doubt, any Acquisition Proposal, request or inquiry received on or after the date hereof from any Person that received information from the Company or its Representatives prior to March 19, 2017), the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, copies of all related written materials and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

6.13 Section 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or the Company Subsidiary is entitled to receive any payment(s) or benefit(s) that would constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “Section 280G Vote”). Prior to the Closing, if a Section 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a Section 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

6.14 Employee Matters.

(a) Unless otherwise requested by Parent at least ten (10) days prior to the Closing, the Company shall terminate any Employee Benefit Plan intended to qualify under Section 401(a) of the Code (a “Company 401(k) Plan”), effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Effective Time, and the Company shall provide Parent with evidence of such termination (the form and substance of which shall be subject to reasonable review and comment by Parent) no later than two (2) days immediately preceding the Effective Time.

(b) Prior to the Effective Time, the Company shall take all actions as are reasonably necessary and appropriate (including to obtain any required consents) to terminate any Transaction Bonus Arrangement as of the Effective Time (except with respect to payments under such Transaction Bonus Arrangement that are due on or following the Closing with respect to the transactions contemplated by this Agreement).

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment or waiver by Parent of each of the following conditions at or prior to the Closing:

7.1 Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.4(a), (b) and (c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except in the case of this clause (i) where the failure of such representations and warranties to be so true and correct would not result in a change in the Fully Diluted Common Stock of one half of one percent (0.5%) or more; (ii) each of the other Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement (unless the inaccuracy or inaccuracies as of the date of this Agreement which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement or any certificate delivered by the Company pursuant to this Agreement (without giving effect to any materiality, Material Adverse Effect or other similar qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect.

7.2 Covenants. The Company shall have complied with and performed in all material respects with all of its covenants and agreements required to be complied with or performed by it under this Agreement at or prior to the Closing.

7.3 Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and enjoins or otherwise prohibits the consummation of the transactions contemplated hereby (each, a “Governmental Prohibition”).

7.4 No Material Adverse Effect. Following the date of this Agreement, there shall not have occurred a Material Adverse Effect.

7.5 Stockholder Approval. The Company shall have obtained and delivered to Parent evidence of the Closing Stockholder Approval. The Stockholder Consent shall not have been withdrawn, rescinded or otherwise revoked and shall be in full force and effect.

7.6 Continued Effect. Each Employment Arrangement shall be in full force and effect, each Key Employee shall continue to be employed by the Company, each Key Employee shall not have resigned or otherwise notified the Company of an intention to resign, and each Key Employee shall not have repudiated such Key Employee’s Employment Arrangement; provided, however, that the failure of any of the foregoing to be true at or at any time prior to the Closing as a result of the death or disability of any Key Employee shall not be deemed to be a failure of the fulfillment of the foregoing condition and shall not excuse Parent or Merger Sub of its respective obligations hereunder to consummate the Merger and the other transactions contemplated hereby. In addition, any proposed amendment, modification or repudiation by Parent or its Representatives of any Employment Arrangement of any Key Employee in a manner adverse to such Key Employee following the date hereof and prior to the Effective Time shall be deemed to be a waiver of this condition by Parent and Merger Sub.

7.7 Appraisal Rights. The time period for Company Stockholders to demand appraisal rights in accordance with the provisions of Section 262 of Delaware Law shall have expired and no more than five percent (5%) of the issued and outstanding shares of Company Capital Stock as of the Effective Time shall be Dissenting Shares; provided, however, that Parent and Merger Sub shall waive this condition upon receipt of the affirmative vote of (a) holders of 87% of all outstanding shares of Common Stock and Preferred Stock (on an as-converted basis), voting together as a single class, and (b) holders of 87% of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

7.8 Company Closing Deliveries. The Company shall have delivered to Parent the following deliveries:

(a) a certificate, dated as of the Closing Date and signed by an executive officer of the Company, in form and substance reasonably satisfactory to Parent, certifying (i) that each of the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been satisfied; (ii) that attached thereto are (A) the Company Organizational Documents, (B) true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the board resolutions adopted in connection with the transactions contemplated hereby and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(b) written acknowledgements pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges: (A) the total amount of fees, costs and expenses of any nature that are payable to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that, upon receipt of the amount referred to in clause “(A)” above, such party will have been paid in full and is not (and will not be) owed any other amount by the Company or the Company Subsidiary with respect to this Agreement or the transactions contemplated by this Agreement, and, along with each such written acknowledgement, an invoice from the applicable Person, dated no more than five (5) Business Days prior to the Closing Date, with respect all Company Transaction Expenses estimated to be due and payable to such Person as of the Closing Date;

(c) a duly completed and executed affidavit, issued pursuant to Sections 1.897-2(h) and 1.445-2(c) of the Treasury Regulations, certifying that the shares of Common Stock are not United States real property interests within the meaning of Section 897(c) of the Code;

(d) the Payoff Letters pursuant to Section 2.4(a);

(e) the executed Allocation Statement completed to include all of the information required to be set forth therein;

(f) a counterpart of the Certificate of Merger, duly executed and delivered by the Company;

(g) a copy of the Escrow Agreement, duly executed and delivered by the Company Stockholders’ Representative;

(h) a copy of the Paying Agent Agreement, duly executed and delivered by the Company; and

(i) if a Section 280G Vote is required under Section 6.13 hereof, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s shareholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Affiliates shall not have any Liabilities with respect to such “parachute payments”.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Merger and the other transactions contemplated hereby is subject to the fulfillment or waiver by the Company of each of the following conditions at or prior to the Closing:

8.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article V shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date

(other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby.

8.2 Covenants. Parent and Merger Sub shall have complied with and performed in all material respects all of their covenants and agreements required to be performed by Parent or Merger Sub under this Agreement at or prior to the Closing.

8.3 Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

8.4 Parent’s Closing Deliveries. Parent shall have delivered:

(a) to the Company, a certificate, dated as of the Closing Date and signed by an executive officer of each of Parent and Merger Sub, certifying that each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(b) all payments required to be made by Parent pursuant to Section 2.4;

(c) a counterpart of the Certificate of Merger, duly executed and delivered by Merger Sub;

(d) a copy of the Escrow Agreement, duly executed and delivered by Parent; and

(e) a copy of the Paying Agent Agreement, duly executed and delivered by Parent.

ARTICLE IX

TERMINATION

9.1 Generally. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent, on the one hand, and the Company, on the other hand;

(b) by either Parent or the Company, upon written notice to the other, if the Closing shall not have occurred on or before October 11, 2017 (or such other date as may have been agreed upon in writing by Parent and the Company, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to comply with any obligation under this Agreement (which, for the avoidance of doubt, shall include the failure of Parent and/or Merger Sub to comply with its obligations under Section 2.4) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c) by Parent if the Company Stockholder Approval is materially amended, materially modified, withdrawn, rescinded or otherwise revoked;

(d) by Parent, upon written notice to the Company, if neither Parent nor Merger Sub is in material breach of this Agreement, and if the Company is in breach of this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.1 or 7.2 and the Company has failed to cure such breach within 30 days of the receipt by the Company of written notice of such breach from Parent;

(e) by the Company, upon written notice to Parent, if the Company is not in material breach of this Agreement, and if Parent or Merger Sub is in breach of this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.1 or 8.2 and Parent or Merger Sub, as applicable, has failed to cure such breach within 30 days of the receipt by Parent of written notice of such breach from the Company; or

(f) by either Parent or the Company, upon written notice to the other, if the conditions to the respective obligations of the parties hereto pursuant to Sections 7.3 and 8.3, as applicable, to effect the Merger cannot be satisfied because a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and such Governmental Prohibition shall have become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise permanently prohibiting the Merger; provided, that this Section 9.1(f) shall not permit a party to terminate this Agreement if such party is in breach of or default under this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of either party hereto except (a) that the obligations in Section 6.4 (Publicity), Section 6.9 (Confidentiality), this Section 9.2 and Article XI (Miscellaneous), and the applicable definitions set forth in this Agreement, shall remain in full force and effect and survive the termination of this Agreement, and (b) that nothing herein shall relieve any party from liability or Damages resulting from any breach by such party of the terms and provisions of this Agreement prior to the effective time of such termination.

ARTICLE X

INDEMNIFICATION

10.1 Survival. Except for (a) the Fundamental Representations, which shall survive until 30 days after expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof), and (b) the Company’s representations and warranties set forth in Section 4.15 (Taxes), which shall survive until thirty (30) days after expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof), each representation and warranty contained in this Agreement shall survive the Closing and continue in full force and effect until twelve (12) months after the date of this Agreement (the “General Survival Date”), on which date such representations and warranties shall expire automatically; provided, that any representation or warranty in respect of which indemnity may be sought under this Article X, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 solely with respect to a pending claim if notice of such claim shall have been given in good faith in accordance with this Article X prior to such termination date with respect to such claim, until such claim for indemnification has been satisfied or otherwise finally resolved as provided herein. It is the express intent of the parties that, if the applicable survival period for an item contemplated by this Article X is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The covenants and other agreements made by the Company in this Agreement shall survive the Closing until fully performed or observed in accordance with their terms.

10.2 Indemnification. Subject to Sections 10.1 and 10.3:

(a) By the Equity Holders. From and after the Closing Date, the Equity Holders shall indemnify and hold harmless Parent and the Surviving Corporation, their respective successors and permitted assigns, and each of the foregoing’s respective Representatives (collectively, the “Parent Indemnified Parties”) from and against Damages actually incurred by Parent Indemnified Parties arising out of or resulting from, without duplication: (i) the breach or inaccuracy of (A) any representation or warranty made by the Company under Article IV and (B) any information contained in the Allocation Statement, (ii) the breach of or failure to perform any covenant or agreement (A) of the Company set forth herein that is required to be performed by the Company or the Equity Holders prior to the Closing Date and (B) of the Equity Holders or the Company Stockholders’ Representative set forth herein; (iii) any Indebtedness or Company Transaction Expenses (to the extent not included in the calculation of Estimated Closing Consideration or reflected in the True-up Amount), (iv) any Indemnified Taxes, (v) any claim by any officer or director of the Company or any Subsidiary of the Company to indemnification or reimbursement by the Company or any Subsidiary of the Company in connection with any Damages arising out of or pertaining to matters existing or occurring at or prior to the Closing, and (vi) any claim or demand (and the defense of any such claim or demand) that any Equity Holder or other Person is entitled to receive any amount not set forth in the Allocation Statement in connection with the consummation of the transactions contemplated hereby in connection with, or as a result of, any demand for appraisal, any Contract with the Company, any of its Affiliates or any of their respective equity holders, any Law, any claim of ownership not previously disclosed to Parent or otherwise. Notwithstanding anything to the contrary contained herein, for the sole purpose of determining the amount of Damages indemnifiable hereunder (and not for the purpose of determining whether a breach of a representation or warranty has occurred) each representation or warranty contained in this Agreement shall be read without regard and without giving effect to any material, materiality or Material Adverse Effect standard or other similar qualification contained in such representation or warranty.

(b) By Parent. From and after the Closing Date, Parent and the Surviving Corporation shall, jointly and severally, indemnify, save and hold harmless the Equity Holders (the “Seller Indemnified Parties”) from and against Damages actually incurred by Seller Indemnified Parties arising out of or resulting from, without duplication: (i) the breach or inaccuracy of any representation or warranty made by Parent or Merger Sub in Article V or (ii) the breach of or failure to perform any covenant or agreement of Parent or Merger Sub set forth herein.

(c) Claims Procedure. Any party seeking indemnification under this Section 10.2 (an “Indemnified Party”) shall give to the party or parties from whom indemnification is being sought (an “Indemnifying Party”) written notice (a “Claim Notice”) promptly after becoming aware of any fact, condition or event for which indemnification might be sought under this Section 10.2, which Claim Notice shall (i) specify in reasonable detail all relevant facts, conditions and events; (ii) identify the specific provisions of this Agreement which give rise to such indemnification right; (iii) include a good-faith estimate of the amount of Damages for which the Indemnified Party is seeking indemnification from the Indemnifying Party, calculated in accordance with Sections 10.2(f) and 10.3, and (iv) include copies of any written evidence thereof and third party correspondence related thereto; provided, that in the case of an Indemnified Party that is a Parent Indemnified Party, “Indemnifying Party” shall be deemed to mean the Company Stockholders’ Representative solely in its capacity as the Company Stockholders’ Representative, and in the case of an Indemnifying Party that is either Parent or the Surviving Corporation, “Indemnified Party” shall be deemed to mean the Company Stockholders’ Representative solely in its capacity as the Company Stockholders’ Representative; provided, further, that the immediately preceding proviso refers solely to notices and procedural actions taken by the Company Stockholders’ Representative on the Equity Holders’ behalf, and does not in any way mean that (i) the Company Stockholders’ Representative itself is indemnifying (or has any liability whatsoever to) any Person, (ii) any funds will be paid directly to or from the Company Stockholders’ Representative or (iii) the Company Stockholders’ Representative has any obligation to solicit or collect funds from the Equity Holders for payment to a Parent Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of a Claim Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Damages described in such Claim Notice. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within sixty (60) days after delivery of the indemnity dispute notice, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.11. Following the delivery of a Claim Notice to the Company Stockholders’ Representative, the Company Stockholders’ Representative and its Representatives shall be given all such access (including electronic access, to the extent available), as the Company Stockholders’ Representative may reasonably request, to the books and records of the Surviving Corporation, and reasonable access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are the subject of the Claim Notice, as the Company Stockholders’ Representative may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.

(d) Third Party Claims. The liability of an Indemnifying Party under this Section 10.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: If an Indemnified Party shall receive notice or otherwise learn of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 10 Business Days of the receipt by the Indemnified Party of such notice or awareness; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel of the Indemnifying Party’s choice; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first (1) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of such Third Party Claim that, if the facts related to the Third Party Claim (as alleged in the Claim Notice from the Indemnified Party) are true and correct, the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages (without any limitations other than those set forth in this Agreement) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim subject to and in accordance with the terms of this Agreement and (2) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources (including any applicable insurance policies) to defend such Third Party Claim and to satisfy its obligations to the Indemnified Party under this Article X in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or control the defense of a Third Party Claim if such Third Party Claim (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations against Parent or the Surviving Company or any of their respective Representatives, or (III) involves a claim that the Indemnified Party, upon advice of competent legal counsel, has determined would be reasonably likely to present a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the defense of the Third Party Claim (each of the foregoing, an “Exception Claim”). In the event the Indemnifying Party properly exercises its right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall keep the Indemnified Party reasonably informed of all developments that arise in connection with such Third Party Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (B) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, or (C) if the Indemnifying Party is an Equity Holder or Equity Holders, amend or modify any Contract on terms adverse to the Company in connection with the settlement or compromise of any Third Party Claim. In the event that the Indemnifying Party fails to elect to assume control of the defense of any Third Party Claim in the manner set forth above or such Third Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party may defend against such Third Party Claim in any manner it may deem appropriate; provided that the Indemnified Party shall not settle or compromise any such Third Party Claim, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Sales Tax Liability. Notwithstanding any provision of this Article X to the contrary, the resolution of any Tax Contest that arises from or relates to any Sales Tax Liability whether asserted before, on or after the Closing Date, shall be resolved pursuant to Section 6.8.

(f) Definition and Calculation of Damages. The term “Damages” means any and all costs, losses, liabilities, Taxes, obligations, damages, settlements, and expenses, including the reasonable fees and expenses of attorneys and other professional advisors, but shall not include any damages computed on a multiple of earnings or similar basis or any punitive damages, except, in each case, to the extent paid or required to be paid to a third party. The amount of any Damages for which indemnification is provided under this Article X shall be reduced by (x) amounts taken into account in the calculation of the True-up Amount, (y) the amount of any proceeds that any Indemnified Party or its Affiliates actually receives with respect to such Damages pursuant to the terms of any insurance policies in place as of the date of this Agreement (net of (A) any deductible or co-payment, (B) all out of pocket costs related to such recovery and (C) any increase in insurance premiums attributable to such recovery) and (z) the amount of any Tax Benefit actually realized by the Indemnified Party on account of such Damages with respect to the taxable period in which such Damages arose, and shall, in all cases, be determined without duplication of recovery by reason of a state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement. Any Indemnified Party shall use commercially reasonable efforts to realize any insurance proceeds available under available insurance coverage and shall use commercially reasonable efforts (taking into account the existence of any customer relationships and the merits of such claim) to request payment from any third party under any agreement, contract, arrangement or commitment pursuant to which the Indemnified Party or its Affiliates is entitled to indemnification for any Damages for which an Indemnified Party seeks indemnification pursuant to this Article X.

(g) Payment for indemnification obligations arising under this Section 10.2 shall be subject to the limitations set forth in Section 10.3.

10.3 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) No amount shall be payable to any Parent Indemnified Party pursuant Section 10(a)(i) (other than in the case of (i) breaches of Fundamental Representations, (ii) breaches of Section 4.15 (Taxes), and (iii) intentional fraud or intentional misrepresentation) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10(a)(i) exceeds Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Basket”), in which case the Parent Indemnified Parties shall be entitled to recover the entire amount of such Damages from and including the first dollar of such Damages (subject to the additional limitations set forth herein).

(b) No amount shall be payable to any Seller Indemnified Party pursuant to Section 10.2(b)(i) (other than in the case of intentional fraud or intentional misrepresentation with respect to this Agreement) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(b)(i) exceeds the Basket, in which case the Seller Indemnified Parties shall be entitled to recover the entire amount of such Damages from and including the first dollar of such Damages (subject to the additional limitations set forth herein).

(c) The maximum aggregate amount of Damages for which indemnity may be recovered by the Parent Indemnified Parties from the Equity Holders pursuant to Section 10.2(a)(i) (other than (x) in the case of (i) breaches of Fundamental Representations or (ii) breaches of Section 4.15 (Taxes), or (iii) intentional fraud or intentional misrepresentation) shall be the equal to Two Million Eight Hundred Thousand Dollars ($2,800,000.00) (the “Cap”) and, except in the case of (i) breaches of Fundamental Representations, (ii) breaches of Section 4.15 (Taxes), or (iii) intentional fraud or intentional misrepresentation, the sole and exclusive remedy of the Parent Indemnified Parties for Damages pursuant to Section 10(a)(i) shall be to make a claim in respect of, and to the extent of, the Escrow Amount, in accordance with the terms of this Article X and the Escrow Agreement, and at such time that the Escrow Amount is reduced to zero, the Parent Indemnified Parties will have no further right to indemnification under Section 10.2(a)(i), except in the case of breaches of Fundamental Representations, breaches of Section 4.15 (Taxes), intentional fraud or intentional misrepresentation and as otherwise expressly set forth herein. The maximum aggregate amount for which indemnity may be recovered by the Parent Indemnified Parties from the Equity Holders pursuant to Section 10.2(a)(i) for all Damages with respect to breaches of Fundamental Representations or breaches of Section 4.15 (Taxes) shall not exceed the Purchase Price (the “Fundamental Cap”).

(d) The maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Parent pursuant to Section 10.2(b) (other than in the case of breaches of Section 5.2 (Authority and Enforceability) or Section 5.6 (Brokers and Finders)), shall be equal to the Cap, except as otherwise expressly set forth herein. The maximum aggregate amount for which indemnity may be recovered by the Seller Indemnified Parties from Parent pursuant to Section 10.2(b)(i) for all Damages with respect to breaches of Section 5.2 (Authority and Enforceability) or Section 5.6 (Brokers and Finders), shall not exceed the Fundamental Cap.

(e) All amounts payable to the Parent Indemnified Parties pursuant to Section 10.2(a) shall first be paid out of the available Escrow Amount (other than amounts payable with respect to the Sales Tax Liabilities, which shall first be paid out of the Sales Tax Escrow Account, and then the Escrow Amount) and after the Escrow Amount is exhausted or has been distributed to the Equity Holders, shall be paid in cash by the Equity Holders, on a several and not joint basis, in accordance with each Equity Holder’s respective Pro Rata Share; provided that the maximum aggregate amount of Damages for which indemnity may be recovered by the Parent Indemnified Parties from any particular Equity Holder shall not exceed the portion of the Total Purchase Price actually received by such Equity Holder in the Merger.

(f) Notwithstanding the foregoing, nothing contained in this Section 10.3 shall restrict the right of any Parent Indemnified Party or any Seller Indemnified Party to maintain or recover any amounts in connection with any action or claim based upon intentional fraud or intentional misrepresentation; provided that the maximum aggregate indemnification obligation of the Equity Holders with respect to any such action or claim based upon intentional fraud or intentional misrepresentation shall not exceed the portion of the Total Purchase Price actually received by such Equity Holder.

10.4 Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article X shall be the exclusive remedy of the Parent Indemnified Parties for Damages with respect to the transactions contemplated by this Agreement and any claim arising under this Agreement (except for claims of intentional fraud or intentional misrepresentation and disputes under Section 2.5, which disputes under Section 2.5 will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.5(c)). In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Damages it may have against any other party arising under, based upon or relating to this Agreement or any document or certificate delivered in connection herewith (except, in each case, pursuant to the indemnification provisions set forth in this Article X). The provisions of this Section 10.4 shall not, however, prevent or limit a cause of action under Section 11.4 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.5 Adjustment to Purchase Price. For Tax purposes, all indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Common Stock Merger Consideration, Preferred Stock Merger Consideration, and Warrant Merger Agreement received hereunder and shall be treated as such by Parent and the Company Stockholders, and Warrantholder on their Tax Returns to the extent permitted by Law.

10.6 Mitigation. Each party shall use commercially reasonable efforts (taking into account, without limitation, the existence of any customer relationships and the merits of any claim) to mitigate any of its Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts (taking into account, without limitation, the existence of any customer relationships and the merits of any claim) to mitigate or resolve any such claim or liability. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Damages that the Indemnifying Party has agreed in writing to indemnify pursuant to the terms hereof without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

10.7 Manner of Payment; Distribution of Escrow.

(a) Any indemnification payment pursuant to this Article X shall be effected by wire transfer of immediately available funds to an account designated by the Company Stockholders’ Representative or Parent, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement between the Company Stockholders’ Representative and Parent; provided that, to the extent that all or any portion of any indemnification payment to be made to any Parent Indemnified Party is to be satisfied through funds that remain available in the Escrow Account, the Company Stockholders’ Representative and Parent shall, within three (3) Business Days after the determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Escrow Amount to an account designated by Parent.

(b) On the General Survival Date, Parent and the Company Stockholders’ Representative shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer (i) any remaining Escrow Amount, less (ii) the aggregate amount of pending claims for Damages made prior to the General Survival Date, less (iii) any required withholding of Taxes under applicable Law, to the Equity Holders in accordance with Section 3.7 and in the amounts directed by the Company Stockholders’ Representative. As soon as all such pending claims have been resolved and fully paid, Parent and the Company Stockholders’ Representative shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer any remaining Escrow Amount, less any required withholding of Taxes under applicable Law, to the Equity Holders in accordance with Section 3.7 and in the amounts directed by the Company Stockholders’ Representative.

10.8 Distribution of Sales Tax Escrow Account.

(a) Within three (3) Business Days after delivery by Parent to the Company Stockholders’ Representative of written notice of payment of any of the Sales Tax Liabilities, whether by resolution of any Tax Contest pursuant to Section 6.8(e) or the filing of any Tax Return pursuant to Section 6.8(g) related to any Sales Tax Liability, the Company Stockholders’ Representative and Parent shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release an amount equal to such paid Sales Tax Liabilities from the Sales Tax Escrow Account (to the extent thereof) to an account designated by Parent. After the Sales Tax Escrow Amount is exhausted or has been distributed to the Equity Holders, any further indemnity claim by any Parent Indemnified Party shall be made by Claim Notice in accordance with Section 10.2.

(b) On the General Survival Date, Parent and the Company Stockholders’ Representative shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer (i) any remaining Sales Tax Escrow Amount, less (ii) the aggregate amount of any Sales Tax Liabilities for which Parent has notified the Company Stockholders’ Representative that payment is pending on the General Survival Date, less (iii) any required withholding of Taxes under applicable Law, to the Equity Holders in accordance with Section 3.7 and in the amounts directed by the Company Stockholders’ Representative. As soon as all payments of any Sales Tax Liabilities pending on the General Survival Date have been completed and any resulting amounts payable to Parent pursuant to Section 10.8(a) have been paid, Parent and the Company Stockholders’ Representative shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer any remaining Sales Tax Escrow Amount, less any required withholding of Taxes under applicable Law, to the Equity Holders in accordance with Section 3.7 and in the amounts directed by the Company Stockholders’ Representative.

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances; Reasonable Best Efforts. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request, in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, (a) the Company shall use its reasonable best efforts to cause all the conditions set forth in Article VII to be fulfilled as promptly as practicable after the date hereof and to consummate the Merger, and (b) Parent and Merger Sub shall use their reasonable best efforts to cause all the conditions set forth in Article VIII to be fulfilled as promptly as practicable after the date hereof and to consummate the Merger.

11.2 Notices. All notices, requests, instructions, claims, demands, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered (or, if delivery is refused, upon presentment) by hand or by internationally recognized courier service with delivery confirmation such as Federal Express, or (b) upon receipt by facsimile transmission (with confirmation) or electronic mail, or (c) upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Parent, Merger Sub or the Surviving Corporation:

Quality Systems, Inc.

18111 Von Karman, Suite 800

Irvine, CA 92612

Attention: Jocelyn A. Leavitt, General Counsel

E-mail: JLeavitt@nextgen.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Facsimile: (714) 755-8290

Attention: Cary K. Hyden

  Michael A. Treska

E-mail:     cary.hyden@lw.com

      michael.treska@lw.com

If to the Company (prior to the Closing):

Entrada, Inc.

5410 Maryland Way, Suite 400

Brentwood TN 37027

Facsimile: (615) 750-2086

Attention: G. William Brown, CEO

E-mail:      bbrown@entrada.com

With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Facsimile: (615) 742-0461

Attention: Michael R. Hill

E-mail:     michael.hill@bassberry.com

If to the Company Stockholders’ Representative:

FCA Venture Partners V, LP5314 Maryland Way, Suite 100

Brentwood, TN 37207

Facsimile: (615) 320-0224

Attention: Nancy Allen

E-mail:     allenn@claytonassociates.com

With a copy (which shall not constitute notice) to:

Sherrard Roe Voigt & Harbison, PLC

150 3rd Avenue South, Suite 1100

Nashville, TN 37201

Facsimile: (615) 742-4539

Attention: Elizabeth Moore

E-mail:     bmoore@srvhlaw.com

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above (provided, that any notice of any change of address shall be effective only upon receipt thereof).

11.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Company Disclosure Schedules, the Confidentiality Agreement, and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any stockholder, member, partner, director, officer, manager, employee, agent, Affiliate or representative of any party hereto.

11.4 Enforcement. The parties hereto agree that prior to the Closing, irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) or were otherwise breached or violated by the parties hereto. The parties hereto agree and acknowledge that prior to the Closing, each of the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by another party hereto and to enforce specifically the terms and provisions hereof against the other parties hereto and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereto hereby waives any defense in any action for specific performance, including the defense that a remedy at law would be inadequate. Each of the parties hereto agrees and acknowledges that such party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party hereto shall be required to provide any bond or other security. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 11.4, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (y) nothing set forth in this Section 11.4 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.4 prior to or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 11.4 or anything set forth in this Section 11.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement or the Commitment Letters that may be available then or thereafter.

11.5 Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed by each of the parties hereto, including the Company Stockholders’ Representative who is granted by this Agreement the full power and authority to do so on behalf of all Equity Holders.

11.6 Assignments; No Third Party Rights.

(a) No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that Parent and the Surviving Corporation may assign their rights, interests and obligations to a purchaser of any such entity (or a purchaser or licensee of a material portion of the assets of any such entity) or to a lender as collateral security.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever hereunder or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. For the avoidance of doubt, and without limitation of the forgoing, the Indemnified D&O Parties shall be third party beneficiaries of Section 6.6 and may enforce such Section directly. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

11.7 Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties hereto are cumulative and not alternative.

11.8 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

11.9 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL APPLICABLE LAWS OF DELAWARE APPLICABLE TO PARTIES RESIDING IN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT MIGHT CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction and venue of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) waives and covenants not to attempt to deny, defeat or plead any objection to such personal jurisdiction or venue by motion or other request for leave from any such court, (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court and (v) agrees that process may be served upon it in any manner authorized by the applicable Laws of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such process. With respect to any such action, service of process upon any party hereto in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

11.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.12 Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

11.13 Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.14 Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and shall have no force or effect whatsoever to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.15 Representation of the Company Parties. If the Company Stockholders’ Representative so desires, Sherrard Roe Voigt & Harbison, PLC and Bass, Berry & Sims PLC shall be permitted, without the need for any future waiver or consent, to represent any of the Equity Holders and the Company Stockholders’ Representative (collectively, the “Company Parties”) after the Closing in connection with any matter related to the matters contemplated by this Agreement or any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Company Parties, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving Parent, the Surviving Corporation or any of their agents or Affiliates.

11.16 Counterparts. This Agreement may be executed (including by facsimile transmission or by e-mail of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The parties hereto agree and acknowledge that delivery of a signature by facsimile, e-mail or other means of electronic transmission shall constitute execution and delivery by such signatory.

11.17 Obligations of the Company Subsidiary. Whenever this Agreement requires the Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause the Company Subsidiary to take such action. The Company shall take all actions necessary to cause the Company Subsidiary to comply with this Agreement and perform each of its obligations under this Agreement, in each case, on the terms and conditions set forth in this Agreement.

11.18 Company Stockholders’ Representative.

(a) By virtue of the adoption and approval of this Agreement in exchange for payments pursuant to this Agreement, as applicable, the Equity Holders hereby appoint FCA Venture Partners V, LP, a Delaware limited partnership as the Company Stockholders’ Representative as representative, agent and attorney-in-fact for and on behalf of each of the Equity Holders, with full authority to take or refrain from taking, in its sole and absolute discretion, all actions on behalf of the Equity Holders in connection with this Agreement, the Escrow Agreement and the Paying Agent Agreement, including, without limitation: (i) to give and receive notices, (ii) to make elections, (iii) to execute, deliver, acknowledge, certify or file documents or instruments, (iv) to agree to, negotiate and enter into settlements and compromises of claims, (v) to demand, prosecute and defend claims arising out of this Agreement and the Escrow Agreement and to comply with or appeal orders of courts and determinations and awards with respect to claims, (vi) to amend, adjust, modify and waive any provision under the Escrow Agreement and this Agreement, (vii) to engage attorneys, accountants, financial and other advisors, paying agents and other Persons in connection with Company Stockholders’ Representative’s duties under this Agreement, (viii) to determine whether any condition has been satisfied or to waive any condition, (ix) to receive and to pay out any amounts, and (x) to take or refrain from taking all actions necessary or appropriate in the judgment of the Company Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the consent of (i) a majority-in-interest of the Equity Holders from time to time or (ii) the Major Equity Holders upon not less than thirty (30) calendar days’ prior written notice to Parent provided that no such removal shall become effective until the appointment of a successor Company Stockholders’ Representative. Any vacancy in the position of Company Stockholders’ Representative shall be filled by a majority-in-interest of the Equity Holders. The Company Stockholders’ Representative may resign upon thirty (30) calendar days’ prior written notice to Parent. No bond shall be required of the Company Stockholders’ Representative. After the Closing, notices or communications to or from the Company Stockholders’ Representative shall constitute notice to or from each Equity Holder.

(b) The Company Stockholders’ Representative shall not have any liability of any kind whatsoever to any Person with respect to any action taken or suffered or omitted to be taken by it in connection with its services as the Company Stockholders’ Representative, except to the extent directly caused by the Company Stockholder Representative’s judicially determined gross negligence or willful misconduct; provided, however, that no decision, action (or inaction), consent or instruction by or of the Company Stockholders’ Representative that affects the Equity Holders proportionately will constitute or be deemed willful misconduct. The Company Stockholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel and the Company Stockholders’ Representative shall not be liable to any Equity Holder for anything done, omitted or suffered by the Company Stockholders’ Representative based on such advice. The Company Stockholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in the Escrow Agreement, the Paying Agent Agreement and this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Company Stockholders’ Representative. The Major Equity Holders, jointly and severally, and the Equity Holders other than the Major Equity Holders, in proportion to their Pro Rata Share, shall indemnify, defend and hold harmless the Company Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Damages”) arising out of or in connection with the Company Stockholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred. If not paid directly to the Company Stockholders’ Representative by the Equity Holders, any such Representative Damages may be recovered by the Company Stockholders’ Representative from (i) the Representative Amount and (ii) the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Equity Holders; provided, that while this Section 11.17(b) allows the Company Stockholders’ Representative to be paid from the (x) Representative Amount and the (y) Escrow Amount at such time as remaining amounts would otherwise be distributable to the Equity Holders, this does not relieve the Equity Holders from their obligation to promptly pay such Representative Damages as they are suffered or incurred, nor does it prevent the Company Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Company Stockholders’ Representative be required to advance its own funds on behalf of the Equity Holders or otherwise. In addition, by virtue of the adoption and approval of this Agreement in exchange for payments pursuant to this Agreement, as applicable, each Equity Holder forever voluntarily releases and discharges the Company Stockholders’ Representative and its successors and assigns from any and all Damages, whether known or unknown, anticipated or unanticipated, arising as a result of or uncured in connection with any actions taken or omitted to be taken by the Company Stockholders’ Representative pursuant to the terms of this Agreement, except to the extent it is finally judicially determined that the Company Stockholders’ Representative engaged in willful misconduct; provided, however, that no decision, action (or inaction), consent or instruction by or of the Company Stockholders’ Representative that affects the Equity Holders proportionately will constitute or be deemed willful misconduct.

(c) A decision, action (or inaction), consent or instruction of the Company Stockholders’ Representative shall be deemed to have been taken or given on behalf of all Equity Holders and shall be final, binding and conclusive upon all Equity Holders, and Parent and Merger Sub may rely upon any such decision, action (or inaction), consent or instruction of the Company Stockholders’ Representative as being the decision, action (or inaction), consent or instruction of, and binding on, each Equity Holder. No Equity Holder shall have the right to object, dissent, protest or otherwise contest any such decision, action (or inaction), consent or instruction of the Company Stockholders’ Representative. Parent, Merger Sub, the Company and their respective representatives are hereby relieved from any liability to any Equity Holder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders’ Representative.

(d) The Representative Amount will be used for the purposes of paying directly, or reimbursing the Company Stockholders’ Representative for, any expenses (including, without limitation, expenses associated with the compensation of personnel of Company Stockholders’ Representative or its Affiliates) in connection with Company Stockholders’ Representative’s performance of its duties pursuant to this Agreement, the Escrow Agreement and the Paying Agent Agreement. The Equity Holders will not receive any interest or earnings on the Representative Amount and irrevocably transfer and assign to the Company Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Company Stockholders’ Representative will hold the funds constituting the Representative Amount separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Company Stockholders’ Representative’s responsibilities, the Company Stockholders’ Representative will deliver the balance of the Representative Amount to the Paying Agent for further distribution to the Equity Holders in proportion to their Pro Rata Share. For tax purposes, the Representative Amount will be treated as having been received and voluntarily set aside by the Equity Holders at the time of Closing. Neither Parent, the Surviving Corporation nor their respective Affiliates shall have any obligation or responsibility with respect to the distribution of funds from the Representative Amount, or interest in or claim to the Representative Amount.

(e) All of the rights, indemnities, immunities and powers granted to the Company Stockholders’ Representative under this Agreement shall survive the Closing, the resignation or removal of the Person serving as the Company Stockholders’ Representative and/or termination of this Agreement.

(f) The grant of authority to the Company Stockholders’ Representative provided for in this Section 11.18, (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equity Holder, and (ii) shall survive the Closing.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

QUALITY SYSTEMS, INC.

By:	/s/ James R. Arnold
Name:	James R. Arnold
Title:	Executive Vice President, Chief Financial Officer

ENGAGE MERGER SUB, INC.

By:	/s/ James R. Arnold
Name:	James R. Arnold
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

ENTRADA, INC.

By:	/s/ G. William Brown
Name:	G. William Brown
Title:	President and Chief Executive Officer

FCA VENTURE PARTNERS V, LP, solely in its capacity as the Company Stockholders’ Representative

By:	Clayton Ventures V, LLC,
Its General Partner

By:	/s/ John R. Burch, Jr.
Name:	John R. Burch, Jr.
Title:	Vice President

Signature Page to Agreement and Plan of Merger